Exhibit 10.1

Stock Purchase Agreement

by and between

SPIRE ENERGYSOUTH INC.

and

DELTA MISSISSIPPI GAS COMPANY, LLC

for the purchase and sale of

all of the outstanding stock of

SPIRE MISSISSIPPI INC.

Date: April 21, 2026

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TABLE OF CONTENTS

Page

Article I DEFINITIONS		1
1.1	Certain Definitions	1
1.2	Interpretive Matters	11
Article II SALE AND PURCHASE OF THE SHARES		13
2.1	Sale and Purchase of the Shares	13
Article III CONSIDERATION		13
3.1	Consideration	13
3.2	Payment of Purchase Price	13
3.3	Closing Statement	13
3.4	Final Closing Statement; Adjustments and Payments	14
3.5	Withholding	16
Article IV CLOSING AND TERMINATION		16
4.1	Closing Date	16
4.2	Termination of Agreement	16
4.3	Effect of Termination	17
Article V REPRESENTATIONS AND WARRANTIES OF SELLER		19
5.1	Organization and Good Standing	19
5.2	Authorization of Agreement	20
5.3	Conflicts; Consents	20
5.4	Ownership and Transfer of the Shares	20
5.5	Capitalization	21
5.6	No Subsidiaries or Minority Investments	21
5.7	Financial Statements	21
5.8	Absence of Certain Changes; Undisclosed Liabilities	22
5.9	Sufficiency of Assets	24
5.10	Taxes	24
5.11	Real Property	26
5.12	Tangible Personal Property	28
5.13	Intellectual Property	28
5.14	Material Contracts	29
5.15	Employee Benefits Plans	32
5.16	Labor	33

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5.17	Litigation	34
5.18	Compliance with Laws; Permits	34
5.19	Environmental Matters	34
5.20	Company Guarantees; Transactions with Affiliates	35
5.21	Information Technology and Data Security	36
5.22	Insurance	36
5.23	Financial Advisors	36
5.24	Anti-Corruption; Anti-Money Laundering; Sanctions	36
5.25	Bank Accounts; Directors and Officers	37
Article VI REPRESENTATIONS AND WARRANTIES OF PURCHASER		37
6.1	Organization and Good Standing	37
6.2	Authorization of Agreement	37
6.3	Conflicts; Consents	38
6.4	Litigation	38
6.5	Securities Matters	38
6.6	Financial Advisors	38
6.7	Financing	38
Article VII COVENANTS		39
7.1	Access to Information	39
7.2	Conduct of the Business Pending the Closing	40
7.3	Shared Contracts	40
7.4	Consents	40
7.5	Regulatory Approvals	41
7.6	Efforts and Cooperation; Further Assurances	42
7.7	Confidentiality	42
7.8	D&O Indemnification and Exculpation	43
7.9	Preservation of Records	44
7.10	Publicity	44
7.11	Use of Name	45
7.12	Employment and Employee Benefits	45
7.13	Non-Solicitation; Non-Disparagement	47
7.14	Third-Party Company Guarantees	48
7.15	Affiliate Contracts and Company Guarantees; Intercompany Balances	49
7.16	Tax Matters	49
7.17	Real Property Lease and Owned Easement Matters	51

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7.18	Insurance	52
7.19	Exclusivity	52
7.20	Distributions	53
7.21	Representation and Warranty Insurance	53
7.22	Privilege Matters	53
7.23	Data Room Documentation	53
Article VIII CONDITIONS TO CLOSING		53
8.1	Conditions Precedent to Obligations of Purchaser	53
8.2	Conditions Precedent to Obligations of Seller	55
8.3	Frustration of Closing Conditions	56
Article IX LIMITATIONS ON LIABILITY; WAIVERS		56
9.1	Waivers of Representations and Warranties and Covenants	56
9.2	Other Limitations and Waivers	56
9.3	Remedies	57
9.4	Release	57
Article X MISCELLANEOUS		58
10.1	Payment of Transfer Taxes	58
10.2	Expenses	58
10.3	Forum; Consent to Service of Process; Waiver of Jury Trial	58
10.4	Entire Agreement; Amendments and Waivers	59
10.5	Governing Law	60
10.6	Notices	60
10.7	Severability	61
10.8	Binding Effect; Assignment	61
10.9	Specific Performance	61
10.10	Non-Recourse	61
10.11	Counterparts	62
10.12	Waiver of Conflicts; Transaction Privilege	62

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Exhibits

Exhibit A Form of Stock Power

Exhibit B Form of Transition Services Agreement

Schedules

Schedule 1.1(a) Knowledge of Purchaser

Schedule 1.1(b) Knowledge of Seller

Schedule 1.1(c) Certain Permitted Exceptions

Schedule 3.3 Agreed Principles

Schedule 5.3 Seller Conflicts; Consents

Schedule 5.7 Financial Statements Exceptions to GAAP

Schedule 5.8(a) Absence of Certain Changes

Schedule 5.8(b) Undisclosed Liabilities

Schedule 5.8(c) Changes Since Latest Balance Sheet

Schedule 5.9 Sufficiency of Assets

Schedule 5.10 Taxes

Schedule 5.11(a) List of Owned Real Property and Real Property Leases

Schedule 5.11(b) Owned Real Property Matters

Schedule 5.11(c) Leased Real Property Matters

Schedule 5.11(d) Owned Easement Matters

Schedule 5.11(e) Real Property Litigation Matters

Schedule 5.12(b) List of Personal Property Leases

Schedule 5.12(c) Leased Personal Property Matters

Schedule 5.12(d) Personal Property Litigation Matters

Schedule 5.13(a) Intellectual Property Rights

Schedule 5.13(b) Intellectual Property Claims

Schedule 5.13(d) Material Intellectual Property

Schedule 5.13(e) Infringement Disclosures

Schedule 5.13(f) Infrastructure Disclosures

Schedule 5.14(a) List of Material Contracts

Schedule 5.14(c) Material Contract Matters

Schedule 5.14(d) Key Company Customers

Schedule 5.14(e) Key Company Suppliers

Schedule 5.15(a) List of Seller Benefit Plans

Schedule 5.16(a) NLRB Representation Petitions

Schedule 5.16(b) Labor Agreements

Schedule 5.16(c) Labor Matters

Schedule 5.16(d) Material Strikes, Work Stoppages, Slowdowns, or Lockouts

Schedule 5.16(e) List of Employees

Schedule 5.17 Litigation

Schedule 5.18 Compliance with Laws; Permits

Schedule 5.19 Environmental Matters

Schedule 5.20 Company Guarantees; Contracts with Affiliates

Schedule 5.21 IT Assets Disclosures

Schedule 5.22 Insurance

Schedule 5.25 Bank Accounts; Directors and Officers

Schedule 7.2 Conduct of Business Pending the Closing

v

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Schedule 7.3 Shared Contracts

Schedule 7.11 Use of Name

Schedule 7.15 Continuing Intercompany Contracts and Balances

Schedule 7.16(b) Allocation Schedule

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of April 21, 2026, is made by and between Spire EnergySouth Inc., a Delaware corporation (“Seller”), and Delta Mississippi Gas Company, LLC, a Delaware limited liability company (“Purchaser”). Seller and Purchaser are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Seller owns all of the issued and outstanding stock (the “Shares”) of Spire Mississippi Inc., a Mississippi corporation (the “Company”);

The Company owns and operates a natural gas utility business serving customers in Mississippi (as conducted during the two years prior to the Closing Date, the “Business”); and

Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Shares in exchange for the Purchase Price and upon the terms and subject to the conditions hereinafter set forth.

AGREEMENT

In consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

Article I
DEFINITIONS

1.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of more than 50% of the voting securities, by Contract or by the ability to elect more than 50% of the members of the board of directors or other governing body of such Person. Notwithstanding the foregoing (a) no portfolio company (as such term is commonly understood in the private equity industry) of any direct or indirect equityholder of Purchaser (or any investment fund, vehicle, or managed account affiliated with or managed by such equityholder or its Affiliates) shall be deemed an Affiliate of Purchaser or any of its Subsidiaries solely by reason of such equityholder’s direct or indirect equity interest in, or control of, both such portfolio company and Purchaser, and (b) no investment fund, vehicle, or managed account affiliated with or managed by any direct or indirect equityholder of Purchaser shall be deemed an Affiliate of Purchaser or any of its Subsidiaries solely by reason of its affiliation with such equityholder.

“Burdensome Condition” means any undertakings, terms, conditions, liabilities, obligations, commitments, or sanctions in connection with any MPSC approval that,

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individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, assets, properties, results of operations, or condition (financial or otherwise) of Purchaser and its Affiliates taken as a whole, after giving effect to the transactions contemplated by this Agreement; provided, that for these purposes only, Purchaser and its Affiliates, taken as a whole, shall be deemed a consolidated group of entities of the size and scale of a hypothetical company that is equal to the size of the Business as of the Effective Date.

“Business Day” means any day of the year on which national banking institutions in New York, New York, St. Louis, Missouri or New Orleans, Louisiana are open to the public for conducting business and are not required or authorized to close.

“Cash Amount” means the sum of all of the Company’s cash and cash equivalents, on a consolidated basis, determined in accordance with the Agreed Principles. For the avoidance of doubt, “Cash Amount” shall include deposits in transit and shall not include (a) any amounts: (i) paid by Purchaser in connection with the Closing or (ii) for checks, wires or deposits that have been issued but remain outstanding; or (b) Restricted Cash.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Tax” means any Tax with respect to which a member of any Seller Group (other than the Company) has filed or will file a Tax Return on an affiliated, consolidated, combined or unitary group basis with the Company.

“Company Guarantees” means all guarantees, letters of credit, bonds, sureties and other credit support or assurances provided by Seller or its Affiliates in support of any obligations of the Company, which are those listed on Schedule 5.20.

“Continuing Employees” means those individuals (a) who are employed by the Company immediately before the Closing, excluding any Inactive Employees; or (b) with respect to Inactive Employees immediately before the Closing, who accept an offer of employment made in accordance with Section 7.12(a); provided that such an individual will be deemed a “Continuing Employee” only from the date that such Inactive Employee commences employment with Purchaser or any of its Affiliates.

“Contract” means any contract, agreement, loan, debenture, mortgage, deed of trust, indenture, note, bond, lease, commitment or other instrument, obligation or agreement (including any amendments, supplements, waivers or modifications thereto), whether written or oral.

“Effective Time” means 12:01 A.M. Central Time on the Closing Date.

“Environmental Claims” means any and all administrative, regulatory, or judicial actions or causes of action, suits, petitions, proceedings (including arbitration proceedings), investigations, hearings, demands, demand letters, claims, or notices of noncompliance or violation delivered by any Governmental Body or other Person arising pursuant to any Environmental Laws or Permits, or arising from the presence, Release or threatened Release on, into or through the environment of any Hazardous Materials, including any and all claims for enforcement, cleanup, remediation, removal, response, or other actions or damages, contribution, indemnification, cost recovery, compensation, or injunctive relief pursuant to any Environmental Law.

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“Environmental Law” means any Law regarding the protection of any part of the natural environment, or pertaining to the protection of natural resources, the environment or public or employee health and safety including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) and any such applicable state or local equivalents.

“Franchise” means each franchise, agreement, Contract, ordinance, statutory right, or other grant by a municipality, town, county, parish, or other Governmental Body related to the Company or the Business that provides the right to operate a natural gas utility system in such jurisdiction.

“GAAP” means generally accepted accounting principles in the United States as of the relevant dates of application thereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, provincial, or local, or any agency, instrumentality or authority thereof, or any tribunal, court, arbitrator (whether public or private), administrative, regulatory, quasi-judicial authority, agency, administration, division, bureau, department, board, commission or instrumentality of the foregoing.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, toxic mold, lead-based-paint, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radioactive materials (including naturally occurring radioactive materials), and urea formaldehyde insulation.

“Income Tax Return” means any Tax Return filed with respect to Income Taxes.

“Income Taxes” means (a) any United States federal, state or local or non-U.S. Tax based on or measured by reference to income or profits (including franchise Taxes and alternative minimum Taxes) and (b) Taxes based upon or measured by reference to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (a) above.

“Indebtedness” of any Person means, without duplication, on a consolidated basis, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed, whether or not contingent, or incurred in substitution or exchange for indebtedness for money borrowed (including all amounts contemplated by the Payoff Letters), (B) indebtedness evidenced by notes, guarantees, mortgages, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of assets, property, goods or services (including any outstanding earn-out or similar payments), all conditional sale

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obligations of such Person and all obligations of such Person under any title retention agreement; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP (excluding the effects of ACS 842); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, but only to the extent the same has been drawn or called; (v) capital lease obligations and obligations in respect to synthetic leases; (vi) any obligations under any letters of credit, surety bonds, and bankers’ acceptances, in each case, to the extent drawn or funded; (vii) [Reserved]; (viii) obligations under any hedging or swap arrangement; (ix) any unfunded or underfunded Liabilities associated with any retirement or pension plan attributable to the Business; (x) all amounts payable by the Company related to outstanding severance obligations, deferred compensation or annual bonuses not properly accrued on the Financial Statements, plus the employer portion of any related employment or payroll Taxes in respect of the obligations under this clause; (xi) Tax Liability Amount; (xii) all obligations of the type referred to in clauses (i) through (xi) guaranteed, directly or indirectly, in any manner by the Company or for which the Company is liable, but excluding endorsements of checks and other similar instruments in the Ordinary Course of Business; (xiii) all obligations of the type referred to in clauses (i) through (xii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); and (xiv) any accrued and unpaid interest and, to the extent due and unpaid, prepayment, redemption, late charge or collection premiums or penalties (if any) required to be paid in connection with the repayment of the indebtedness described in clauses (i) through (xiii) if and when such indebtedness is to be repaid in accordance with the provisions of this Agreement.

“Indemnified Tax” means any Taxes from any member of any Seller Group which are required to be paid by the Company solely by reason of the Company having been a member of any Seller Group on or prior to the Closing Date pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law).

“Indemnities” has the meaning set forth in Section 7.8(a).

“Intellectual Property” means all worldwide intellectual property or intellectual property rights arising from or in respect of the following: (i) patents, patent applications, registrations, invention disclosures, industrial designs, industrial design applications, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (ii) trademarks, service marks, trade names, domain names, service names, brand names, trade dress rights, logos, internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (iii) database rights, copyrights and registrations and applications therefor, works of authorship and mask work rights (in each case whether or not registered), (iv) confidential or proprietary product specifications, prototypes, models and designs, know-how, inventions, methods, processes or other information to the extent constituting a trade secret under Law, (v) Software, and (vi) Technology.

“Intentional Fraud” means intentional fraud (and not constructive fraud, statutory fraud, equitable fraud or negligent misrepresentation or omission) under the Laws of the State of Delaware with respect to the representation and warranties set forth in this Agreement or any certificate delivered in connection herewith.

“IT Assets” means all software, tangible or digital computer systems, information technology and communications equipment, computer hardware, firmware, databases, networks, and other similar or related items of automated, computerized or software

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systems or infrastructure assets and equipment, and the data transmitted thereby or thereon, in each case owned, leased or licensed by the Company, or used in or relied on in connection with the Business.

“Knowledge of Purchaser” means the actual knowledge (after due inquiry) of those Persons identified on Schedule 1.1(a).

“Knowledge of Seller” means the actual knowledge (after due inquiry) of those Persons identified on Schedule 1.1(b).

“Law” means any applicable foreign, federal, state or local law, act, statute, code, ordinance, rule, ruling or regulation and Orders of any Governmental Body, including common law, in each case inclusive of any amendments thereto.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, demand, claim, charge, complaint, audit, investigation, arbitration, inquiry, litigation or proceeding (public or private) by or before a Governmental Body.

“Liability” means any liability, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, hypothecation, encroachment, charge, option, right of first refusal, easement, servitude or other similar restriction.

“Losses” means all losses, damages, assessments, judgments, costs, penalties and expenses.

“Material Adverse Effect” means any adverse effect, change, condition or development that, individually or in the aggregate, has had or would reasonably be expected to (i) have a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Company, taken as a whole or (ii) prohibit, restrain, or impair the ability of Seller to consummate the transactions contemplated by this Agreement, other than any Excluded Effect. “Excluded Effect” means an effect, change, condition or development resulting from any one or more of the following: (A) any change in the United States or foreign economies or securities or financial markets in general; (B) any change that generally affects any industry in which the Company operates; (C) any change arising in connection with any natural disasters, hostilities, acts of war, sabotage, terrorism or military actions or any escalation or material worsening of any such natural disasters, hostilities, acts of war, sabotage, terrorism or military actions existing or underway as of the date hereof; (D) any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby or with respect to the Company; (E) any changes in applicable Laws or accounting rules; (F) the failure of the Company or the Business to meet any forecasts or internal projections; (G) the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement, or the announcement of the identity of Purchaser; (H) the loss of any employee of the Company; (I) matters that will be reflected in the determination of the Adjusted Purchase Price as of the Closing Date; (J) the announcement, undertaking or consummation of the actions or transactions contemplated or permitted by this Agreement; or (K) matters which are disclosed in the Schedules to this Agreement (except, with respect to subclauses (A), (B), (C) and (E), to the extent such effect

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is materially disproportionately adverse to the Company as compared to other participants in the industries in which the Company operates).

“Materiality Qualifications” means all references to the terms “material” (and variations thereof) and the term “Material Adverse Effect” included in the representations and warranties set forth in Article V and Article VI other than such references included in Section 5.7 and clause (ii) of Section 5.8(a).

“Order” means any order, decision, directive, injunction, judgment, decree, declaration, determination, award, ruling, writ, or assessment of a Governmental Body acting with applicable jurisdiction over the subject matter.

“Ordinary Course of Business” means the ordinary and usual course of business of the Company, consistent with past practices.

“Organizational Documents” means: (i) with respect to any corporation, its articles or certificate of incorporation and bylaws, (ii) with respect to any limited liability company, its articles or certificate of formation or organization (and any applicable certificate of conversion and articles of organization) and limited liability company agreement or operating agreement, (iii) with respect to any partnership, its articles or certificate of formation and partnership agreement, and (iv) with respect to any other entity, the comparable document governing the existence and operation of such entity.

“Outside Time” means April 21, 2027, subject to any extension pursuant to Section 4.2(a).

“Payoff Letters” means the payoff letter(s), in form and substance reasonably acceptable to Purchaser, from each lender of Indebtedness to be paid at Closing, setting forth (a) the amount required to pay any Indebtedness of the Company, including any principal, interest, fees or penalties outstanding or accrued thereunder and, if such amount is paid to such lender on the Closing Date, with an agreement to provide and file or to authorize the filing of termination statements on Form UCC-3, or other appropriate releases, of such Indebtedness immediately following any payoff thereof, and (b) the wire instructions for the payment thereof.

“Permits” means any permits, certifications, registrations, exemptions, waivers, approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body issued under or with respect to applicable Law.

“Permitted Exceptions” means: (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in title commitments or surveys that have been made available to Purchaser; (ii) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in title commitments that have been obtained or surveys that have been completed by Purchaser prior to or as of the date hereof; (iii) statutory liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP; (iv) mechanics’, carriers’, workers’, repairers’, landlords’, warehousemen’s, laborers’, repairmen’s and other similar Liens arising or incurred in the Ordinary Course of Business not yet due and payable; (v) zoning ordinances, building codes, entitlements and other land use regulations promulgated by any Governmental Body having jurisdiction over the applicable assets of the Company, including Environmental

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Laws; (vi) Liens securing debt as disclosed in the Financial Statements; (vii) title of a lessor under a capital or operating lease; (viii) matters identified on Schedule 1.1(c); (ix) Liens of public record; and (x) such other Liens and imperfections, conditions, defects and irregularities in title that would not reasonably be expected to be material, individually or in the aggregate, to the operations or assets of the Company.

“Person” means any individual, limited liability company, corporation, partnership, firm, joint venture, association, joint enterprise, joint-stock company, trust, estate, unincorporated organization, Governmental Body or other similar entity or association.

“Pre-Closing Taxable Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Tax period ending on the Closing Date.

“Purchaser Fundamental Representations” means the representations and warranties contained in Sections 6.1, 6.2, 6.5 and 6.6.

“Reference Working Capital” means $1,000,000.

“Release” means any spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching, migration, emitting, escaping or other release of Hazardous Materials on, into or through the indoor or outdoor environment.

“Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, and (iv) respond to or correct a condition of noncompliance with Environmental Laws.

“Representatives” means, in relation to a Person, its equityholders, partners, members, directors, managers, officers, employees, agents, advisers, attorneys, bankers, accountants and consultants.

“Restricted Cash” means cash deposits, cash in reserve accounts, cash in escrow accounts, custodial cash and cash subject to any lockbox, dominion, control or similar agreement or otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purposes.

“Seller Fundamental Representations” means the representations and warranties contained in Sections 5.1(a), 5.2, 5.3(a)(i), 5.4, 5.5, 5.20 and 5.23.

“Seller Group” means any affiliated, consolidated, combined, unitary or similar group (including any affiliated group of corporations as defined in Section 1504(a) of the Code electing to file consolidated U.S. federal Income Tax Returns or analogous group defined under state or local Income Tax law) of which Seller or any of its Affiliates is a member.

“Seller Transaction Expenses” means, without duplication, (i) all fees and expenses incurred by or on behalf of the Company or Seller (or its or their Affiliates) at or prior to (and which remain unpaid at) the Closing in connection with the preparation, negotiation

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and execution of this Agreement, any ancillary agreements hereto or the consummation of the transactions contemplated hereby or thereby (including all of the success or other fees, expenses and other costs of investment bankers, attorneys, accountants, advisory and other representatives and consultants payable by the Company in connection with the consummation of the transactions contemplated by this Agreement or any ancillary agreements hereto) and (ii) all sale, transaction, retention, stay, change of control, success or similar bonuses, severance, incentive or deferred compensation or other similar payments payable by the Seller or, to the extent entered into prior to Closing, the Company to any Person in connection with the Transaction, whether or not in connection with any other event (including the employer’s share of federal, state or local payroll Taxes, unemployment Taxes or other similar Taxes attributable to any such payments).

“Separate Entity Income Tax” means any Income Tax of the Company other than a Combined Tax.

“Shared Contracts” means any Contract to which Seller or one of its Affiliates is a party with any third party and which benefits both (i) the Business and (ii) any other business of Seller or one of its Affiliates.

“Software” means any and all of the following, other than “shrink wrap” licenses: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in assemblers, applets, compilers, source code, object code, or executable code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, design tools, templates, menus, buttons and icons; and (iv) documentation, including user manuals and other training documentation, related to any of the foregoing.

“Straddle Period” means a Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“Tax Liability Amount” means (without duplication) all accrued and unpaid Separate Entity Income Taxes of the Company attributable to any Pre-Closing Taxable Period with respect to which Income Tax Returns have not been filed as of the Closing Date (which shall not be an amount less than zero in any jurisdiction or for any particular Tax), including any Mississippi income taxes that are payable by the Company as a result of the Section 336(e) Election.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements filed or required to be filed in respect of any Taxes.

“Tax Sharing Agreement” means any agreement, arrangement, or understanding (whether or not written) entered into prior to the Closing Date pursuant to which the Company is obligated to make any payment to, or has any right to receive any payment from, Seller or any of its Affiliates (other than the Company and its Subsidiaries) relating to

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Taxes, including any agreement, arrangement, or understanding providing for the allocation, apportionment, sharing, indemnification, or reimbursement of any Taxes.

“Taxes” means (i) all U.S. federal, state, local or foreign taxes, charges, surcharges or fees, tariffs, customs, duties, imposts, levies or other assessments, in each case, in the nature of a tax, including all income, gross receipts, capital, sales and use (including gross receipts and compensating tax), ad valorem, value added, transfer, franchise, profits, inventory, license, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, property and estimated taxes, alternative or add-on minimum, business, occupancy, net worth, capital gains, documentary, recapture, margin, service, fuel, utility, utility users, recording, capital stock, premium, windfall profits, Mississippi Public Utility Regulatory tax, environmental, production or other taxes, levies, assessments and charges in the nature of a tax, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i).

“Technology” means all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials.

“Transaction” means the transactions contemplated by this Agreement and any ancillary agreements hereto or the transactions contemplated thereby.

“Underfunded CapEx” means an amount equal to $5,000,000 minus the amount of capital expenditures expended by the Company during fiscal year 2026; provided, that in no event shall the amount of Underfunded CapEx be an amount less than $0.

“U.S.” means United States of America.

(b) Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Accounting Referee	3.4(d)
Act	6.5
Adjusted Purchase Price	3.3(a)
Affiliate Agreement Affiliate Agreements	5.20(a) 5.20(a)
Agreed Principles	3.3(a)
Agreement	Introduction
Allocation Schedule	7.16(b)
Balance Sheet	5.7
Balance Sheet Date	5.7
Business	Recitals
Closing	4.1
Closing Date	4.1
Closing Statement	3.3(a)
Common Parent	7.16(a)

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Term	Section
Company	Recitals
Company Benefit Plan	5.15(a)
Company Information	7.1
Confidentiality Agreement	7.7(a)
Election Statement	7.16(a)
ERISA	5.15(a)
Estimated Cash	3.3(a)
Estimated Indebtedness	3.3(a)
Estimated Seller Transaction Expenses	3.3(a)
Estimated Underfunded CapEx	3.3(a)
Excluded Assets	5.9
Excluded Effect	1.1(a) (in definition of Material Adverse Effect)
Final Adjusted Purchase Price	3.4(a)
Final Cash	3.4(a)
Final Closing Calculations	3.4(a)
Final Closing Statement	3.4(a)
Final Closing Working Capital	3.4(a)
Final Indebtedness	3.4(a)
Final Seller Transaction Expenses	3.4(a)
Final Underfunded CapEx	3.4(a)
Financial Statements	5.7
Forum	10.3(a)
General Enforceability Exceptions	5.2
Inactive Employees	7.12(a)
Initial Closing Working Capital	3.3(a)
Key Company Customers	5.14(d)
Key Company Suppliers	5.14(e)
Latest Balance Sheet	5.7
Latest Balance Sheet Date	5.7
Material Contracts	5.14(a)
MPSC	7.5(a)
Net Working Capital	3.3(a)
Non-Party Affiliate	10.10
Owned Easement Owned Property	5.11(d) 5.11(a)
Parties Party	Introduction Introduction
Personal Property Leases	5.12(b)
Purchase Price	3.1
Purchase Price Allocation	7.16(b)
Purchaser	Introduction
Purchaser Documents	6.2
Purchaser Group Member Purchaser Group Members	10.12(a) 10.12(a)
Purchaser Plans	7.12(c)
Purchaser Released Claims	9.4(a)
Purchaser Released Party	9.4(b)

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Term	Section
Purchaser Releasing Party	9.4(a)
R&W Policy	7.21
Real Estate	5.11(f)
Real Property Lease Real Property Leases	5.11(a) 5.11(a)
Related Party	4.3(c)
Reverse Termination Fee	4.3(b)
Sanctions	5.24(c)
Section 336(e) Election	7.16(a)
Seller	Introduction
Seller Benefit Plan	5.15(a)
Seller Documents	5.2
Seller Group Member	10.12(a)
Seller Group Members	10.12(a)
Seller Legal Counsel	10.12(a)
Seller Marks	7.11
Seller Pension Plan	5.15(b)
Seller Released Claims	9.4(b)
Seller Released Party	9.4(a)
Seller Releasing Party	9.4(b)
Shares	Recitals
Stock Power	8.1(f)
Tax Effective Time	7.16(d)
Tax Proceeding	7.16(h)
Tax Refund	7.16(e)
Termination Matters	4.3(c)
Transfer Taxes	10.1
Transition Services Agreement	8.1(g)
Wind-down Term	7.11

1.2 Interpretive Matters.

(a) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. To the extent the term “day” or “days” is used, it will mean calendar days unless Business Days are specified.

(b) Unless otherwise specified or the context requires otherwise, any reference in this Agreement or the ancillary agreements hereto to “Dollar” and “$” shall mean U.S. Dollars. All accounting terms used herein shall, to the extent not inconsistent with the express terms of this Agreement, be construed in conformity with GAAP.

(c) All references in this Agreement to any “Exhibit” or “Schedule” are to the corresponding Exhibit or Schedule to this Agreement, unless otherwise specified. The Exhibits and Schedules to this Agreement are an integral part of this Agreement. All Exhibits and Schedules to this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit to this

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Agreement but not otherwise defined therein shall have the meanings set forth in this Agreement. The disclosure of any matter or item in any Schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed therein.

(d) Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e) The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings in this Agreement are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “ARTICLE” or “Section” are to the corresponding ARTICLE or Section of this Agreement, unless otherwise specified.

(f) As used in this Agreement, the words “hereby,” “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.

(g) As used in this Agreement, the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not simply mean “if.”

(h) An item related to the subject matter of a specific representation or warranty contained in this Agreement shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty if (i) there is a reserve, accrual or the like underlying a number on such balance sheet or financial statements for such item, (ii) such item is otherwise specifically set forth on such balance sheet or financial statements, or (iii) such item is reflected on such balance sheet or financial statements and is specifically set forth in the notes thereto.

(i) Any reference in this Agreement to Law or a Law is deemed also to refer to any amendments thereto or successor legislation, and all rules and regulations promulgated thereunder, in all cases, as in effect on the date hereof. Any reference in this Agreement to a Contract or other document as of a given date means the Contract or other document as amended and supplemented from time to time through such date.

(j) The words “shall” and “will” are used interchangeably and have the same meaning. The word “any” means “any and all”, unless the context requires otherwise.

(k) References to the “other Party” herein shall mean either Purchaser or Seller as the context requires.

(l) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Further, prior drafts of this Agreement or any of the ancillary agreements hereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements hereto shall not be used to

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construe this Agreement or any ancillary agreements hereto or otherwise constitute evidence of the intent of the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of such prior drafts.

(m) Each representation and warranty in this Agreement is given independent effect so that if a particular representation and warranty proves to be incorrect or is breached, the fact that another representation and warranty concerning the same or similar subject matter is correct or is not breached, whether such other representation and warranty is more general or more specific, narrower or broader or otherwise, will not affect the incorrectness or breach of such particular representation and warranty.

Article II
SALE AND PURCHASE OF THE SHARES

2.1 Sale and Purchase of the Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, the Shares free and clear of all Liens other than restrictions on transfer under applicable securities Laws.

Article III
CONSIDERATION

3.1 Consideration. The aggregate consideration for the Shares shall be an amount in cash equal to (a) $75,000,000 (the “Purchase Price”), plus or minus any adjustments to the Purchase Price as provided in Sections 3.3 and 3.4.

3.2 Payment of Purchase Price. At the Closing, Purchaser shall pay to Seller an amount, which amount shall be paid by wire transfer of immediately available funds into one or more accounts designated by Seller as set forth on the Closing Statement, equal to the Adjusted Purchase Price (as defined below).

3.3 Closing Statement.

(a) At least five Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Purchaser (i) the Payoff Letters and (ii) a written statement (the “Closing Statement”) setting forth Seller’s good faith estimate of (A) Net Working Capital (as defined below) as of the Effective Time (“Initial Closing Working Capital”), (B) the Cash Amount as of the Effective Time (“Estimated Cash”), (C) Indebtedness of the Company outstanding as of immediately prior to the Closing (“Estimated Indebtedness”), (D) Seller Transaction Expenses as of immediately prior to the Closing (“Estimated Seller Transaction Expenses”), (E) the Underfunded CapEx as of the Effective Time (the “Estimated Underfunded CapEx”) and (F) the corresponding Adjusted Purchase Price to be paid at the Closing, together with reasonable supporting documentation for such estimates and adjustment and including all corresponding invoices and wire instructions in connection therewith. “Net Working Capital” means, on a consolidated basis, the current assets of the Company reduced by the current liabilities of the Company, all as determined in accordance with the accounting principles set forth on Schedule 3.3 and which, for the avoidance of doubt, shall exclude any deferred Tax assets, income Tax assets, deferred Tax liabilities and Income Tax liabilities (the “Agreed Principles”) and excluding all Indebtedness of the Company to the extent paid at Closing. The preparation of the Closing Statement shall be for the purpose of determining (i) the difference between Reference Working Capital and Initial Closing Working Capital, (ii) the amounts for

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Estimated Cash, Estimated Indebtedness and Estimated Seller Transaction Expenses and (iii) the Adjusted Purchase Price to be paid at the Closing. “Adjusted Purchase Price” means an amount in cash equal to (A) the Purchase Price, plus (B) Estimated Cash, minus (C) Estimated Indebtedness, minus (D) Estimated Seller Transaction Expenses, plus (E) the amount, if any, by which Initial Closing Working Capital exceeds Reference Working Capital, minus (F) the amount, if any, by which Reference Working Capital exceeds Initial Closing Working Capital, minus (G) the amount of Estimated Underfunded CapEx (if any). Seller shall consider in good faith any comments provided by Purchaser to the Closing Statement prior to the Closing Date, and Seller shall (and shall cause its Affiliates and representatives to) reasonably cooperate with Purchaser, its Affiliates and their respective representatives in connection with their review of the Closing Statement; provided, that in the event the Parties are unable to reconcile their differences with respect to the Closing Statement or if Purchaser does not timely object to the Closing Statement as provided above, Seller’s good faith estimate of the Adjusted Purchase Price set forth in the Closing Statement shall prevail; provided, further, that, for the avoidance of doubt, no failure by Purchaser to object to, or comment on, any item set forth in the Closing Statement shall prejudice Purchaser with respect to any post-Closing adjustments pursuant to Section 3.4 or the resolution thereof.

(b) Purchaser shall be entitled to rely on the amounts and wire instructions set forth in the Closing Statement and none of Purchaser nor any other Person shall have any liability to Seller or any of its Affiliates for relying on or paying the consideration and other amounts to be delivered by Purchaser under the Closing Statement in accordance with the Closing Statement.

3.4 Final Closing Statement; Adjustments and Payments.

(a) As promptly as practicable, but no later than 60 days after the Closing Date, Seller shall cause to be prepared and delivered to Purchaser a statement (the “Final Closing Statement”) setting forth Seller’s calculation of (i) the Net Working Capital as of the Effective Time (“Final Closing Working Capital”), (ii) the Cash Amount as of the Effective Time (“Final Cash”), (iii) Indebtedness of the Company outstanding as of immediately prior to the Closing (“Final Indebtedness”), (iv) Seller Transaction Expenses as of immediately prior to the Closing (“Final Seller Transaction Expenses”), and (v) the amount of Underfunded CapEx as of the Effective Time (“Final Underfunded CapEx” and together with the calculations of the items in clauses (B)-(F) and of the Final Adjusted Purchase Price (as defined below), collectively, the “Final Closing Calculations”), together with reasonable supporting documentation for such calculations. The preparation of the Final Closing Statement shall be for the purpose of confirming the accuracy of the Adjusted Purchase Price and the determination of the Final Adjusted Purchase Price. “Final Adjusted Purchase Price” means an amount in cash equal to (A) the Purchase Price, plus (B) Final Cash, minus (C) Final Indebtedness, minus (D) Final Seller Transaction Expenses, plus (E) the amount, if any, by which Final Closing Working Capital exceeds Reference Working Capital, minus (F) the amount, if any, by which Reference Working Capital exceeds Final Closing Working Capital, minus (G) the amount of Final Underfunded CapEx (if any).

(b) During the 45-day period following Purchaser’s receipt of the Final Closing Statement, Purchaser and its accountants and other Representatives will be permitted reasonable access to review the books and records and other information of Seller relevant to the Final Closing Calculations and the preparation of the Final Closing Statement during regular business hours and shall be entitled to such other good faith, reasonable cooperation from Seller and its personnel, accountants and other Representatives (including access to the

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personnel, accountants and other Representatives of Seller involved in the Final Closing Calculations and the preparation of the Final Closing Statement) as they may reasonably request to enable them to review and evaluate Seller’s Final Closing Calculations and the determination of the Final Closing Statement; provided that such review and evaluation will only be upon reasonable notice and in compliance with all applicable Laws, will not unreasonably disrupt personnel and operations of Seller or its Affiliates and will be at Purchaser’s sole cost and expense.

(c) If Purchaser disagrees with the Final Closing Calculations set forth in the Final Closing Statement delivered pursuant to Section 3.4(a), Purchaser may, within 45 days after receipt of the Final Closing Statement, deliver a written notice to Seller disagreeing with such Final Closing Calculations and setting forth Purchaser’s calculations included in the Final Closing Calculations. Any such notice of disagreement shall specify in reasonable detail those calculations, items or amounts as to which Purchaser disagrees, and Purchaser shall be deemed to have agreed with all other calculations, items and amounts contained in the Final Closing Statement delivered pursuant to Section 3.4(a).

(d) If a notice of disagreement shall be duly delivered pursuant to Section 3.4(c), Seller and Purchaser shall, during the 15 days after such delivery, use their respective commercially reasonable efforts to reach agreement on the disputed calculations, items or amounts included in the Final Closing Calculations in order to determine, as may be required, the Final Adjusted Purchase Price, including the amount of Final Closing Working Capital, which amount shall not be more than the amount thereof shown in Seller’s calculation of Final Closing Working Capital delivered pursuant to Section 3.4(a) nor less than the amount thereof shown in Purchaser’s calculation delivered pursuant to Section 3.4(c). If during such period, Seller and Purchaser are unable to reach such agreement, they shall promptly thereafter cause Ernst & Young LLP (the “Accounting Referee”) to review this Agreement and the disputed calculations, items or amounts for the purpose of calculating the Final Closing Calculations (it being understood that in making such calculations, the Accounting Referee shall be functioning as an expert and not as an arbitrator). In making such calculations, the Accounting Referee shall consider only those calculations, items or amounts in the Final Closing Statement and Seller’s calculations of the Final Closing Calculations as to which Purchaser has disagreed, and the Accounting Referee’s calculation of both individual line items and the aggregate Final Adjusted Purchase Price must be within the range of values assigned to each such item in the Final Closing Statement delivered by Seller and the notice of disagreement delivered by Purchaser, respectively. Seller and Purchaser shall instruct the Accounting Referee to deliver to Seller and Purchaser, as promptly as practicable (but in any case no later than 15 days from the date of engagement of the Accounting Referee), a report setting forth such calculations. Such report shall be final and binding upon Seller and Purchaser. The fees and expenses of the Accounting Referee will be borne in the same proportion as the aggregate dollar amount of the unresolved matters that are submitted to the Accounting Referee pursuant to this Section 3.4(d) that are unsuccessfully disputed by each Party (as finally determined by the Accounting Referee) bears to the aggregate dollar amount of all of the unresolved matters that are submitted to the Accounting Referee. For example, if Purchaser claims that the appropriate adjustments are $1,000 less than the amount determined by Seller and if the Accounting Referee ultimately resolves the dispute by awarding to Seller $700 of the $1,000 disputed, then the fees, costs and expenses of the Accounting Referee will be 70% (i.e., 700 ÷ 1,000) to Purchaser and 30% (i.e., 300 ÷ 1,000) to Seller.

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(e) Seller and Purchaser shall, and shall cause their respective Representatives to, reasonably cooperate and assist in the preparation of the Final Closing Statement and the calculation of the Final Closing Calculations and in the conduct of the review and dispute resolution process provided for in this Section 3.4, including by making available books, records, work papers and personnel to the extent reasonably necessary in connection therewith.

(f) If the Final Adjusted Purchase Price exceeds the Adjusted Purchase Price, Purchaser shall pay to Seller, as provided in Section 3.4(g), the amount of such excess, and if the Adjusted Purchase Price exceeds the Final Adjusted Purchase Price, Seller shall pay to Purchaser, as provided in Section 3.4(g), the amount of such excess.

(g) Any payment pursuant to Section 3.4(f) shall be made within five Business Days after the Final Adjusted Purchase Price has been finally determined, by wire transfer by Purchaser or Seller, as the case may be, of immediately available funds to the account of such other Party as may be designated in writing by such other Party.

3.5 Withholding. Purchaser, its Affiliates and any other applicable withholding agent each shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Law. Except with respect to withholding in the event that Seller fails to provide the deliverable required pursuant to Section 8.1(i) of this Agreement, before making any deduction or withholding pursuant to this Section 3.5, Purchaser shall use commercially reasonable efforts to give Seller at least five (5) Business Days’ prior notice and to provide Seller with sufficient opportunity to provide any forms or other documentation or take such other steps in order to avoid such deduction or withholding, and shall cooperate with any reasonable request of Seller to reduce or eliminate such deduction or withholding. If Purchaser so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to Seller to the extent such amounts are properly paid over to the appropriate Governmental Body.

Article IV
CLOSING AND TERMINATION

4.1 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 (or the waiver thereof by the Party entitled to waive that condition), the consummation of the sale and purchase of the Shares provided for in Section 2.1 (the “Closing”) shall take place remotely by .pdf or other electronic delivery of documentation, as mutually determined by the Parties, at a time and date to be mutually determined by the Parties, which date shall be no later than the last calendar day of the calendar month in which each condition to the Closing set forth in Article VIII has been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another date is mutually agreed to in writing by the Parties. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

4.2 Termination of Agreement. This Agreement may be terminated prior to the Closing only as follows:

(a) by Seller or Purchaser, upon written notice to the other Party, if the Closing has not occurred by the Outside Time; provided that, in the event that the only

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conditions to Closing that remain unsatisfied or unwaived on the Outside Time (other than conditions that by their nature are to be satisfied at the Closing) are the conditions set forth in Section 8.1(e) and Section 8.2(d), then the Outside Time shall automatically be extended, without any action required on the part of any Person, to October 21, 2027; provided, further that the right to terminate this Agreement under this Section 4.2(a) shall not be available to such Party if such Party’s failure to fulfill any obligation under this Agreement has been a significant cause of, or results in, the failure (or reasonably apparent prospective failure) of the Closing to occur on or before the Outside Time;

(b) by Purchaser, upon written notice to Seller, in the event that approval has been granted under MPSC, pursuant to Miss. Code Ann. Section 77-3-23 and RP 8 of the Public Utilities Rules of Practice and Procedure of the MPSC and Public Utilities Staff, and any applicable rules, regulations, and Orders thereunder and such approval includes or imposes a Burdensome Condition;

(c) by mutual written agreement of Seller and Purchaser;

(d) by either Seller or Purchaser, by written notice to the other Party, if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated hereby; it being agreed that the Parties shall promptly appeal any adverse determination that is not nonappealable (and pursue such appeal with reasonable diligence);

(e) by Seller upon written notice to Purchaser, if there has been a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Purchaser set forth in this Agreement which breach or failure (i) would cause any of the conditions set forth in Section 8.2(a) or Section 8.2(b) not to be satisfied, and (ii) is not cured within 30 days following receipt by Purchaser of written notice of such breach or failure to perform from Seller or which by its nature or timing cannot reasonably be cured by the Outside Time; provided, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 4.2(d) if there has been a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Seller set forth in this Agreement which breach or failure would cause any of the conditions set forth in Section 8.1(a) or Section 8.1(b) not to be satisfied; or

(f) by Purchaser upon written notice to Seller, if there has been a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Seller set forth in this Agreement which breach or failure (i) would cause any of the conditions set forth in Section 8.1(a) or Section 8.1(b) not to be satisfied, and (ii) is not cured within 30 days following receipt by Seller of written notice of such breach or failure to perform from Purchaser or which by its nature or timing cannot reasonably be cured by the Outside Time; provided, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 4.2(e) if there has been a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Purchaser set forth in this Agreement which breach or failure would cause any of the conditions set forth in Section 8.2(a) or Section 8.2(b) not to be satisfied.

4.3 Effect of Termination.

(a) If this Agreement is validly terminated pursuant to Section 4.2, then each of the Parties shall be relieved of their duties and obligations arising under this Agreement after

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the date of such termination and such termination shall be without Liability to Purchaser or Seller; provided that (i) no such termination shall relieve Purchaser from any liability to pay the Reverse Termination Fee, if and when due in accordance with the provisions of this Section 4.3, and (ii) no such termination shall relieve any Party from Liability for any Intentional Fraud prior to such termination. The provisions of the Confidentiality Agreement, Section 4.2, this Section 4.3, Article I and Article X shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

(b) If (i)(A) Seller or Purchaser terminates this Agreement pursuant to Section 4.2(a), (B) Purchaser terminates this Agreement pursuant to Section 4.2(b), or (C) Seller terminates this Agreement pursuant to Section 4.2(e), (ii) all of the conditions precedent to the obligations of Purchaser to consummate the transactions contemplated by this Agreement in Section 8.1 (other than Section 8.1(d), Section 8.1(e) or those conditions that by their nature or terms are to be satisfied at the Closing; provided, that each such condition is capable of being satisfied as if such time were the Closing) have been met or waived by Purchaser, and (iii) Seller is ready, willing and able to perform its obligations under Section 8.1, then Purchaser shall, within five Business Days following any such termination, pay to Seller or its designee in cash by wire transfer in immediately available funds to an account designated in writing by Seller, a non-refundable fee in an amount equal to ten percent (10%) of the Purchase Price (the “Reverse Termination Fee”).

(c) Seller agrees that, notwithstanding anything to the contrary in this Agreement, except in the case of Intentional Fraud by Purchaser, if the Reverse Termination Fee becomes payable pursuant to Section 4.3(b), such Reverse Termination Fee shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort, through piercing of the corporate veil or otherwise) of Seller and any of its Affiliates against Purchaser or any of its former, current or future Affiliates, equityholders, general or limited partners, managed funds, Representatives, assignees and successors of any of the foregoing (each of the foregoing other than Purchaser, a “Related Party”), with respect to (i) any Liabilities (including any losses of any such Person for the benefit of the bargain, opportunity cost, loss of premium, time value of money or otherwise, or for any consequential, special, expectancy, indirect or punitive damages) suffered as a result of, arising from or in connection with the failure of the transactions contemplated by this Agreement, (ii) the termination of this Agreement, (iii) any Liabilities arising under or relating to this Agreement or the Transactions contemplated hereby or (iv) any breach, termination or any failure under this Agreement, including any breach of any agreement or covenant of Purchaser or any inaccuracy of any representation or warranty contained in this Agreement (but excluding Intentional Fraud) (collectively, the “Termination Matters”). Without limiting the foregoing, except in the case of Intentional Fraud by Purchaser, if the Reverse Termination Fee becomes payable pursuant to Section 4.3(b), in no event shall Seller or any of its Affiliates seek to recover or be entitled to recover (including through claim, action, suit, proceeding or otherwise), and each hereby covenants not to seek and shall cause its Affiliates not to seek, any other money damages or seek any other remedy or damages based on a claim at law or equity whether in contract, tort or otherwise from and against Purchaser or any Related Party related to the Termination Matters other than the Reverse Termination Fee.

(d) Except in the case of Intentional Fraud by Purchaser, upon payment of the Reverse Termination Fee, by or on behalf of Purchaser, neither Purchaser nor any Related Party will have any further Liability relating to or arising from this Agreement or the transactions contemplated hereby in law or equity whether in contract, tort or otherwise. For the avoidance of doubt, in no event will Purchaser be obligated to pay, or cause to be paid, the

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Reverse Termination Fee on more than one occasion. In the event that the Closing does not occur as a result of the circumstances described in Section 4.3(b), except in the case of Intentional Fraud by Purchaser, in no event shall Seller or any of its Affiliates be entitled to recover (nor shall Seller or any of its Affiliates seek to recover) monetary damages of any kind, including consequential, indirect, or punitive damages, from Purchaser or any Related Party, taken in the aggregate, in excess of the Reverse Termination Fee. Except in the case of Intentional Fraud by Purchaser, in no event shall Seller or any of its Affiliates seek to recover monetary damages in such event from any Related Party.

(e) The Parties acknowledge and agree that: (i) the agreements contained in this Section 4.3 are an integral part of this Agreement; (ii) the amount of the Reverse Termination Fee represents the Parties’ reasonable estimate of Seller’s actual damages (except in the case of Intentional Fraud by Purchaser) and the extent of the actual damages is difficult and incapable of accurate calculation; (iii) the amounts payable pursuant to Section 4.3 are reasonable forecasts and a fair and adequate measure of the actual damages that may be incurred, except in the case of Intentional Fraud by Purchaser; (iv) the delivery of the Reverse Termination Fee as liquidated damages is reasonable and does not constitute a penalty; and (v) without these agreements, the Parties would not enter into this Agreement. Nothing herein shall be construed to prohibit Seller from first seeking specific performance, but thereafter terminating this Agreement and electing to receive the Reverse Termination Fee as liquidated damages in lieu of fully prosecuting its claim for specific performance. For the avoidance of doubt, under no circumstances shall Seller be entitled to receive both a grant of specific performance to require Purchaser to consummate the Closing and payment of the Reverse Termination Fee.

(f) Upon any valid termination of this Agreement, all filings, applications, and other submissions made pursuant to this Agreement, to the extent applicable and practicable, will, within a commercially reasonable time thereafter, be withdrawn by the filing Party from the Governmental Body or other Person to which they were made.

Article V
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that:

5.1 Organization and Good Standing.

(a) Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Mississippi and has all requisite corporate power and authority to own and operate its properties and assets and to carry on the Business as it is conducted as of the date of this Agreement.

(b) The Company is duly qualified or authorized to do business and is in good standing (in those jurisdictions where such qualification exists) under the Laws of each jurisdiction in which it owns real property and each other jurisdiction in which its conduct of the Business or the ownership of its properties and assets requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to be material to the Company.

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5.2 Authorization of Agreement. Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement or document contemplated by this Agreement to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required corporate action on the part of Seller. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Seller Document, when so executed and delivered will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity (the “General Enforceability Exceptions”).

5.3 Conflicts; Consents. Except as set forth on Schedule 5.3:

(a) None of the execution and delivery by Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby or the compliance by Seller with any of the provisions hereof or thereof will (i) conflict with or result in any violation of the Organizational Documents of Seller, its Affiliates or the Company, (ii) conflict with, or result in any breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of modification, acceleration, termination or cancellation of any right or benefit under, any Material Contract, Real Property Lease, Permit or Order to which Seller or its Affiliates or the Company is a party or by which Seller (or its Affiliates), the Company or any of the properties or assets of Seller or the Company are bound (other than Contracts that have been terminated or will expire by their terms before or upon the Closing and Contracts with Affiliates of Seller that will be terminated before or upon the Closing), or (iii) result in any violation of any Law by which Seller or the Company or any of the properties or assets of Seller or the Company are bound, except in the cases of clauses (ii) and (iii), where the conflict, breach, violation, default, termination or cancellation would not reasonably be expected to be material to the Company; and

(b) None of the execution and delivery by Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby or the compliance by Seller with any of the provisions hereof or thereof will require Seller (or its Affiliates) or the Company to obtain any Order, Permit or waiver of, or declare or file with, or give notification to, any Person (including any Governmental Body), except for (i) compliance with the applicable requirements of the MPSC and (ii) such Orders, Permits, waivers, declarations, filings and notifications as to which the failure to obtain, make or give the same would not reasonably be expected to be material to the Company.

5.4 Ownership and Transfer of the Shares. Seller is the record owner of the Shares, free and clear of any and all Liens other than transfer restrictions imposed by securities Laws. Seller has the power and authority to sell, transfer, assign and deliver the Shares as provided in this Agreement, and such delivery will convey to Purchaser good and marketable title to the Shares, free and clear of any and all Liens, other than transfer restrictions imposed by securities Laws.

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5.5 Capitalization.

(a) The Shares (i) constitute all of the issued and outstanding ownership interests or securities in the Company and (ii) have been duly authorized for issuance, are validly issued and fully paid and are owned of record and beneficially by Seller.

(b) Other than this Agreement, there is no Contract to which Seller is a party requiring the delivery of any of the Shares by Seller to another Person, at the option of such Person or otherwise. Seller is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Shares.

(c) There are no outstanding options, warrants, calls, puts, rights to subscribe, conversion rights or other similar rights obligating the Company to issue or sell, or that would convert into or be exchangeable for, shares of capital stock or any other equity or quasi-equity interests in the Company. The Company does not have outstanding any restricted stock, restricted stock units, “phantom” stock, stock appreciation, profit participation, or similar rights.

(d) The Company does not have any liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no contractual restrictions of any kind which prevent the payment of the foregoing by the Company.

(e) No former direct or indirect holder of any ownership interests or securities of the Company has any claim or rights against the Company that remain unresolved or to which the Company has or, to the Knowledge of Seller, may have, any Liability and, to the Knowledge of Seller, no such claim is threatened.

5.6 No Subsidiaries or Minority Investments. The Company does not have any ownership interests or securities in or of any Person.

5.7 Financial Statements. Seller has delivered to Purchaser copies of (a) unaudited consolidated balance sheets of the Company as of September 30, 2023, September 30, 2024, and September 30, 2025, together with the unaudited consolidated statements of income for the Company for each of the fiscal years ended September 30, 2023, September 30, 2024, and September 30, 2025 and (b) unaudited consolidated balance sheet of the Company as of December 31, 2025 for the three-month period then ended, together with the unaudited consolidated statement of income for such period (such financial statements are referred to herein as the “Financial Statements”). Except as disclosed on Schedule 5.7, the Financial Statements present fairly in all material respects the consolidated financial position of the Company as of September 30, 2023, September 30, 2024, September 30, 2025 and December 31, 2025 and the consolidated results of operations of the Company for each of the fiscal years ended September 30, 2023, September 30, 2024 and September 30, 2025 and the three-month period ended December 31, 2025, in each case, in accordance with GAAP (except for the absence of footnote disclosure and, where applicable, customary year-end adjustments). The Financial Statements have been prepared on a carve-out basis from the accounting records of Seller and its Affiliates in connection with the transactions contemplated by this Agreement and may not necessarily reflect what the Company’s financial position and results of operations actually would have been had the Company been operated on a standalone basis as of the dates or during the periods presented in the Financial Statements. For the purposes of this Agreement, (i) the unaudited consolidated balance sheet of the Company as of September 30,

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2025 is referred to as the “Balance Sheet” and September 30, 2025 is referred to as the “Balance Sheet Date” and (ii) the unaudited balance sheet of the Company as of December 31, 2025 is referred to as the “Latest Balance Sheet” and December 31, 2025 is referred to as the “Latest Balance Sheet Date”.

5.8 Absence of Certain Changes; Undisclosed Liabilities.

(a) Except as contemplated by this Agreement or as set forth on Schedule 5.8(a), since the Latest Balance Sheet Date, (i) the Company has conducted the Business in all material respects only in the Ordinary Course of Business and (ii) there has not been any Material Adverse Effect.

(b) Except as set forth on Schedule 5.8(b), the Company has no material Liabilities other than: (i) Liabilities reflected on or set forth in the Financial Statements; (ii) Liabilities included as a current liability in Net Working Capital; and (iii) Liabilities arising after the Balance Sheet Date in the Ordinary Course of Business and that do not constitute a violation or breach of a representation, warranty or covenant contained in this Agreement (and none of which is for a breach of Contract, tort, infringement, misappropriation, Legal Proceeding, warranty or environmental, health or safety matter).

(c) Except as set forth on Schedule 5.8(c), since the date of the Latest Balance Sheet, the Company has not:

(i) declared, set aside, made or paid any dividend or other distribution (other than cash) in respect of the Shares or repurchased, redeemed or otherwise acquired any outstanding equity interest in the Company;

(ii) issued or sold (including via any adjustment, split, combination or reclassification) any equity interest or other securities of the Company or granted options, warrants, calls or other rights to purchase or otherwise acquire any equity interests or other securities of the Company;

(iii) negotiated, modified, extended, terminated, or entered into any collective bargaining agreement or other Contract with any labor union, labor organization, or works council or recognized or certified any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company;

(iv) incurred, assumed or guaranteed any Indebtedness for borrowed money;

(v) effected any recapitalization, reclassification or like change in the capitalization of the Company;

(vi) amended the Organizational Documents of the Company;

(vii) materially increased the annual level of compensation of any employee of the Company, granted any unusual or extraordinary bonus (including retention, severance, incentive, change in control, transaction or other bonuses), benefit or other direct or indirect compensation to any employee of the Company, or materially increased the coverage or benefits available under any (or created any new) severance

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pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for or with any employee of the Company or otherwise materially modified or amended or terminated any such plan or arrangement;

(viii) established, modified, amended, terminated, entered into or adopted any Seller Benefit Plan or any other benefit or compensation plan, policy, program, Contract, agreement or arrangement that would be a Seller Benefit Plan if in effect on the Closing Date, or increased or accelerated, or committed to accelerate, the funding, payment or vesting of the compensation or benefits provided under any Seller Benefit Plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement;

(ix) other than as may be necessary to fill vacant positions, hired or offered to hire any new employee whose annual base compensation exceeded $100,000, or instituted any general layoff of employees or implement any early retirement plan or announced the planning of any such action;

(x) subjected any of the properties or assets (whether tangible or intangible) of the Company to any Lien, except for Permitted Exceptions;

(xi) other than in the Ordinary Course of Business, acquired any material properties or assets or sold, assigned, licensed, transferred, conveyed, leased or otherwise disposed of any of the material properties or assets of the Company;

(xii) canceled or compromised any material claim or right of the Company;

(xiii) failed to maintain in full force and effect any of the Company’s insurance policies, except for any policy replaced by a new or successor policy for substantially similar coverage;

(xiv) instituted, compromised or settled any Legal Proceeding;

(xv) permitted the Company to enter into or agree to enter into any merger or consolidation with any Person, or acquired the securities of any other Person;

(xvi) permitted the creation of any Company Guarantee in favor of any Person (other than Seller or one of its Affiliates);

(xvii) made any changes to material accounting policies, methods or practices;

(xviii) other than in the Ordinary Course of Business, sold, licensed, assigned, transferred, abandoned, permitted to lapse, or otherwise disposed of, any material Intellectual Property used or practiced by the Company in its conduct of the Business;

(xix) amended, modified, or altered, in any material respect, or terminated, any Material Contract, Shared Contract or Real Property Lease;

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(xx) disclosed to any Person any confidential information or trade secrets, other than pursuant to a written confidentiality and non-disclosure Contract entered into in the Ordinary Course of Business;

(xxi) made, changed or revoked any material election with respect to Taxes, amended any Tax Return, surrendered any right to claim a material Tax refund, settled any material Tax claim, changed any material method of Tax accounting or period of Tax accounting, filed any ruling or requested for a ruling related to any material Taxes with any Governmental Body, agreed to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes (other than any extension in the ordinary course of business for no greater than six months of time), entered into any power of attorney with respect to material Taxes, or entered into any closing or similar agreement related to any material Taxes with any Governmental Body; or

(xxii) agreed (orally or in writing) to do any of the foregoing.

5.9 Sufficiency of Assets. Except (a) for the assets and services currently provided for use by or to the Business under the Shared Contracts or that will be provided to the Business following the Closing as the “Support Services” expressly set forth on Exhibit A to the Transition Services Agreement (or used by Seller or its Affiliates to provide such Support Services) and (b) as set forth in Schedule 5.9 (collectively, the “Excluded Assets”), the assets, properties and rights owned, leased or licensed by the Company as of the Closing, taken as a whole, are sufficient for the operation of the Business following the Closing in substantially the same manner as conducted by Seller as of the date of this Agreement. Except as set forth on Schedule 5.9, all material tangible assets of the Company are in reasonable operating condition and repair and adequate for the uses to which they are being put, and none of such assets are in need of maintenance or repair except for ordinary, routine maintenance and repairs that are not material in nature or cost.

5.10 Taxes. Except as set forth on Schedule 5.10:

(a) The Company, or where consolidated or unitary return filing is permitted under applicable Law the ultimate Tax parent of the Company, has timely filed all income and other material Tax Returns required to be filed by it with respect to the Company or the Business (taking into account requests for extensions to file such returns); all such Tax Returns are true, correct and complete in all material respects; and all Taxes required to be paid by the Company have either been paid in full or will be paid prior to the due date of payment (whether or not shown on any Tax Return).

(b) All material amounts of Taxes required to be withheld by the Company have been withheld, and, to the extent required by Law, have been (or will be) duly and timely paid to the proper taxing authority.

(c) No material deficiencies for any Taxes have been proposed, asserted or assessed against the Company that are still pending and there are no pending or active audits or legal proceeding involving material Taxes of or with respect to the Company that have been threatened.

(d) No requests for waivers of the time to assess any material amounts of Taxes against the Company have been made that are still pending.

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(e) Neither the Seller nor the Company has made any requests for rulings or determinations with respect to any amount of Taxes of or related to the Company that are currently pending before a Governmental Body or will be in effect after the Closing Date.

(f) No claim has been made by any Governmental Body in any jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(g) No Liens for Taxes have been filed by any Governmental Body with respect to the assets of the Company, except Liens for Taxes not yet due and payable.

(h) The unpaid Taxes of the Company as of the Latest Balance Sheet Date did not exceed the amount of accruals for Tax liability on the Latest Balance Sheet as of that date in the Financial Statements.

(i) The Company has correctly classified those individuals performing services as common law employees, leased employees, independent contractors or agents of the Company and, for Persons classified as independent contractors, fully, accurately and timely reported their compensation on IRS Form 1099 when required by applicable Law to do so.

(j) The Company has to the extent required by applicable Law (i) collected and remitted to the appropriate Governmental Body sales and similar Taxes with respect to sales made to its customers and (ii) for all sales that are exempt from sales and similar Taxes and that were made without charging or remitting sales or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale as exempt.

(k) The Company has not taken a position with respect to any Taxes or any Tax Return that could give rise to a penalty for substantial understatement.

(l) Within the past two (2) years, the Company has not distributed stock of another Person, and has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(m) The Company is not a party to, or otherwise bound by, any Tax Sharing Agreement.

(n) The Company is in material compliance with escheat and unclaimed property laws.

(o) Other than with respect to a Tax Return for which the statute of limitations has expired, the Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a Seller Group with respect to Combined Taxes) nor (ii) has any Liability for the Taxes of any Person (other than the Company or any members of a Seller Group with respect to Combined Taxes) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Tax law), as a transferee or successor or by contract or otherwise.

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(p) The Company has not participated in any “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision) or any similar provision of foreign, state or local Law.

(q) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or improper use of a method of accounting prior to the close of business on the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) entered into prior to the close of business on the Closing Date, (iii) installment sale or open transaction disposition made prior to the close of business on the Closing Date, (iv) intercompany transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of any state, local or non-U.S. Law), or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(r) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(s) The Company is, and has been at all times since January 1, 2021, classified as taxable as a corporation for U.S. federal income tax purposes.

(t) The Company has not engaged in a trade or business, has a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), has an office or fixed place of business or otherwise has been subject to taxation in any country, in each case, other than the country of its formation.

(u) During the period owned (directly or indirectly) by Seller, the Company has not made any changes that would give rise to a normalization violation.

(v) The Company has not made an accounting method change under the “Natural Gas Safe Harbor method” under IRS Rev. Proc. 2023-15 resulting in a favorable or unfavorable section 481(a) adjustment of more than $16,000,000.

(w) The Company has not (i) claimed or received any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act, Section 2301 of the CARES Act, Section 9651 of the American Rescue Plan Act of 2021 (“ARPA”) (in each case, together with all amendments thereto and the rules and regulations promulgated thereunder and any successor statutes, rules or regulations) or similar credits under other applicable Law, (ii) taken any additional depreciation pursuant to Section 2307 of the CARES Act, or (iii) extended any of the foregoing benefits under the ARPA or other applicable Law.

5.11 Real Property.

(a) Except as would not be reasonably expected to be material to the Business, taken as a whole, Schedule 5.11(a) sets forth a complete list of (i) all real property and interests in real property owned in fee by the Company (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all leases of real property by the Company (individually, a “Real Property Lease” and collectively, the “Real Property Leases”).

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(b) Except as set forth on Schedule 5.11(b): (i) the Company has good and valid fee title to each Owned Property, free and clear of all Liens of any nature whatsoever except for Permitted Exceptions; (ii) the Company is not a party to any Contract providing another Person with the options, right of first refusal or other right to purchase from the Company any Owned Property or any portion thereof; (iii) the Company has not leased or otherwise granted to any Person the right to use or occupy any Owned Property or any portion thereof except for Permitted Exceptions; and (iv) the Company is not a party to any Contract providing the Company with the right or obligation to purchase from another Person any real property or any interest in real property.

(c) Except as set forth on Schedule 5.11(c): (i) Seller has delivered or otherwise made available to Purchaser a true and complete copy of each Real Property Lease; (ii) the Company has good and valid title under, or valid and existing leasehold interests under, or contractual rights under, all Real Property Leases; (iii) each Real Property Lease is in full force and effect and is the valid, binding and enforceable obligation of the Company, subject to the General Enforceability Exceptions; (iv) the Company’s possession and quiet enjoyment under the Real Property Leases has not been disturbed, and to the Knowledge of Seller, there are no disputes with respect thereto; (v) neither the Company nor, to the Knowledge of Seller, any other Person is in breach or violation of, or default (with or without notice or lapse of time, or both) under, any Real Property Lease and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a breach or default, or permit the termination of or acceleration of rent due under such Real Property Lease; and (vi) the Company has not (A) subleased, licensed or otherwise granted any Person the right to use or occupy any real property subject to a Real Property Lease and (B) collaterally assigned or granted any other security interest under any Real Property Lease.

(d) Except as set forth on Schedule 5.11(d) or as would not be reasonably expected to be material to the Business, (i) the Company has a valid and existing easement estate under all rights of way and easements owned by the Company and used in the operation of the Business (individually, as “Owned Easement” and collectively, the “Owned Easements”), (ii) each Owned Easement is in full force and effect and is the valid, binding and enforceable obligation of the Company, subject to the General Enforceability Exceptions, (iii) the Company’s possession and quiet enjoyment under the Owned Easements has not been disturbed, and to the Knowledge of Seller, there are no disputes with respect thereto and (iv) neither the Company nor, to the Knowledge of Seller, any other Person is in breach or violation of, or default (with or without notice or lapse of time, or both) under, any Owned Easement and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a breach or default, or permit the termination of or acceleration of compensation due under such Owned Easement.

(e) Except as set forth on Schedule 5.11(e), there is no litigation pending or threatened in writing involving the Company’s (i) ownership of, or title to, the Owned Properties, (ii) interest in the Real Property Leases or (iii) use of the Owned Property or the Real Property Leases, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(f) The Owned Properties, the real property subject to the Real Property Leases (with the Owned Properties, collectively, the “Real Estate”) and Owned Easements constitute all of the real property used in the Business of the Company.

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5.12 Tangible Personal Property.

(a) The Company has good and valid title to all tangible personal property reflected on the Financial Statements as being owned by the Company, free and clear of all Liens except for Permitted Exceptions, other than tangible personal property sold or disposed of by the Company since the Balance Sheet Date in the Ordinary Course of Business.

(b) Schedule 5.12(b) sets forth a complete list, as of the date of this Agreement, of all leases of tangible personal property by the Company (“Personal Property Leases”) involving annual payments in excess of $50,000, other than (i) such leases that have been terminated or will expire by their terms before or upon the Closing and (ii) leases with Affiliates of Seller that will be terminated before or upon the Closing.

(c) Except as set forth on Schedule 5.12(c): (i) Seller has delivered or otherwise made available to Purchaser a true and complete copy of each Personal Property Lease required to be disclosed on Schedule 5.12(b); (ii) each such Personal Property Lease is in full force and effect and is the valid, binding and enforceable obligation of the Company, subject to the General Enforceability Exceptions; and (iii) neither the Company nor, to the Knowledge of Seller, any other Person is in material breach or violation of, or material default (with or without notice or lapse of time, or both) under, any such Personal Property Lease.

(d) Except as set forth on Schedule 5.12(d), there is no litigation pending or threatened in writing involving the Personal Property Leases, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.13 Intellectual Property.

(a) Except as set forth on Schedule 5.13(a)(i), the Company owns all right title and interest in and to, or has the right to use pursuant to a Contract (or will have the right to use pursuant to the Transition Services Agreement following the Closing), all Intellectual Property used by the Company in its conduct of the Business as it is conducted as of the date of this Agreement.

(b) Except as set forth on Schedule 5.13(b), no unresolved claims are pending before any Governmental Body or threatened in writing against the Company by any Person alleging that the conduct of the Business as it is conducted as of the date of this Agreement infringes on the Intellectual Property rights of any Person.

(c) Since January 1, 2021, the Company has used commercially reasonable efforts to prevent the disclosure of Intellectual Property owned by it which it intends to maintain as a trade secret.

(d) Schedule 5.13(d) sets forth (i) material Intellectual Property owned by the Company that is used by the Company in its conduct of the Business as it is conducted as of the date of this Agreement and (ii) material Intellectual Property licensed by the Company that is used by the Company in its conduct of the Business as it is conducted as of the date of this Agreement.

(e) Except as set forth on Schedule 5.13(e), the conduct of the Business does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any Person in any material respect. No claim is pending, has been submitted in the past three years,

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or, to the Knowledge of Seller, threatened, that alleges any such infringement, misappropriation, dilution or other violation, except for such claims that would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business. Except as set forth on Schedule 5.13(e), to the Knowledge of Seller, no Person is infringing, misappropriating, or otherwise violating any Intellectual Property of Seller or any of its Affiliates (including the Company) used in the Business in any material respect, and no claim is pending or threatened by Seller or its Affiliates against another Person that alleges any such infringement, misappropriation, or other violation of the Intellectual Property of Seller or any of its Affiliates (including the Company) used in the Business.

(f) All IT Assets (i) are functional and operate and run in a reasonable business manner, (ii) are sufficient for the current needs of the Business, in each case in all material respects, and, (iii) except as set forth on Schedule 5.13(f), there have been no material failures, breakdowns, outages, or unavailability of any of the foregoing in the past three years. The Company maintains reasonable backup and disaster recovery plans and procedures with respect to the foregoing and the data stored or processed thereby.

(g) The Company maintains policies and procedures regarding data collection, security, privacy, storage, transfer and use that are reasonably designed to ensure that the operation of the business is in compliance in all material respects with applicable Law and industry and self-regulatory standards pertaining to data privacy, data security, and consumer protection to which the Company is bound or otherwise purport to adhere to. The conduct of the Business as currently conducted and as conducted in the past three years is and has been in compliance in all material respects with all such policies and procedures, applicable Law, industry or self-regulatory standards, and with all other legal and contractual requirements pertaining to data privacy, data security, and consumer protection, including the Company’s internal and external-facing privacy policies. In the past three years, the Company has not been required to give notice to any customer, supplier, payment card issuer, financial institution, Governmental Body, data subject, or other Person of any actual or alleged data security breaches, incidents, or failures or any material noncompliance pursuant to any applicable Law or applicable provisions of any contract with respect to data privacy, data security, or consumer protection. In the past three years, there has been no material alleged or actual unauthorized access to or use of, or breach of the security of, any personal information, payment card information, confidential or proprietary data or any other such information collected, maintained or stored by or on behalf of the Company in connection with its business (or any acquisition, use, loss, destruction, compromise or disclosure thereof).

5.14 Material Contracts.

(a) Schedule 5.14(a) sets forth a complete list, as of the date of this Agreement, of all of the following Contracts to which the Company is a party or by which it is bound or that relate to the Business, other than Contracts that have been terminated or will expire by their terms before or upon the Closing (collectively, the “Material Contracts”):

(i) Contracts (A) containing covenants limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic area or market or (B) granting to another Person a right of exclusivity;

(ii) Contracts entered into providing any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers or by other suppliers to such customer, including Contracts containing

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“most favored nation,” “most favored customer” or similar provisions; and Contracts entered into that include minimum purchase requirements or commitments or take-or-pay obligations of the Company, in each case, for consideration in excess of $500,000;

(iii) Contracts for the sale, transfer or acquisition of any material assets, equity interest or business of the Company (other than those providing for sales, transfers or acquisitions of assets in the Ordinary Course of Business) or for the grant to any Person of any preferential rights to purchase any of the assets, equity securities or business of any the Company, in each case, under which there are material outstanding obligations of the Company;

(iv) Affiliate Arrangements;

(v) Contracts that (A) include a change of control, sale or retention bonus or similar payment, commitment or obligation or (B) result in the payment of money by the Company as a result of the execution of this Agreement or the transactions contemplated by this Agreement;

(vi) Contracts for which the principal purpose is to provide indemnification (other than pursuant to the Company’s Organizational Documents);

(vii) Contracts entered into on or after January 1, 2024 granting to any Person a first refusal, first offer or other right to purchase any of the properties or assets of the Company;

(viii) Contracts entered into on or after January 1, 2025 obliging the Company to acquire any operating business or the equity of any other Person, in each case, for consideration in excess of $100,000;

(ix) Contracts (other than the Real Property Leases, Personal Property Leases and Seller Benefit Plans) between the Company, on the one hand, and any other Person, on the other hand, pursuant to which the Company is obligated to pay more than $500,000 in consideration in a calendar year that have a term of longer than one year and are not terminable by the Company without penalty on notice of 90 days or less;

(x) all Contracts (A) for Key Company Customers or (B) with Key Company Suppliers;

(xi) all settlement, conciliation or similar agreements with any Governmental Body or with any other Person relating to the Business that will involve payment after the Effective Time of any amount;

(xii) all Contracts entered into or otherwise used by the Company or related to the Business for the purchase, supply, transmission, transportation, storage, and delivery of natural gas or other energy commodities, or for the management of price or other risks associated therewith (but excluding Contracts with customers for the provision or delivery of natural gas or other energy commodities);

(xiii) each Franchise, including (A) the effective date of such Franchise, and (B) the expiration date of such Franchise;

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(xiv) all Contracts for (A) employment, consulting or other service or engagement Contract with any director, officer, senior executive, independent contractor, or other employee, consultant or individual service provider on a full-time, part-time or other basis, other than Contracts for employment on an “at-will” basis which may be terminated at anytime by the Company without further payment, liability or obligation (other than accrued wages prior to such termination date which have not yet been paid and which constitutes Indebtedness under this Agreement) (B) bonus, retention, transaction, change of control or commission plan, program, policy or Contract, (C) Contract, plan or policy providing for pension, incentive equity (including “phantom” equity) or other form of deferred compensation or (D) Contract, plan or policy providing for severance payments;

(xv) all Contracts relating to Indebtedness for borrowed money, letters of credit, capitalized leases or guarantees;

(xvi) Contracts granting to any Person a Lien on all or part of the material assets of the Company, other than Permitted Exceptions;

(xvii) (A) license or royalty Contract with respect to any Intellectual Property to which the Company is a party as licensee or licensor (other than Contracts relating to unmodified, commercially available off-the-shelf software licensed for less than $50,000 in annual fees), (B) Contract for the development of any material Intellectual Property by the Company for any Person or by any Person for the Company, and (C) Contract entered into to settle or resolve any Intellectual Property-related dispute or otherwise affecting any the rights of the Company to use or enforce any Intellectual Property owned by the Company, including settlement agreements, coexistence agreements, covenant not to sue agreements, and consent to use agreements; and

(xviii) all partnership, joint venture, and joint ownership agreements, and all similar material agreements (however named) involving a sharing of assets, profits, losses, costs, or Liabilities.

(b) Seller has delivered or otherwise made available to Purchaser a true, correct and complete copy of each Material Contract.

(c) Except as set forth on Schedule 5.14(c): (i) each Material Contract is in full force and effect and is the valid, binding and enforceable obligation of the Company, subject to the General Enforceability Exceptions; and (ii) neither the Company nor, to the Knowledge of Seller, any other Person is in material breach or violation of, or material default (with or without notice or lapse of time, or both) under, any Material Contract.

(d) Schedule 5.14(d) lists the top 10 customers of the Company based on cumulative revenue for the one (1)-year period ending September 30, 2025 (collectively, the “Key Company Customers”). Since December 31, 2024, no Key Company Customer (i) has terminated, suspended, cancelled or materially and adversely modified or, to the Knowledge of Seller, threatened in writing to terminate, suspend, cancel or materially and adversely modify, its business relationship with the Company, (ii) has provided written notice to the Company of a material breach by the Company of any Contract, or (iii) provided written notice to the Company that it intends to terminate, suspend, cancel or materially and adversely modify its business relationship with the Company. As of the date of this Agreement, there are no

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unresolved material claims or disputes pending between the Company, on the one hand, and any Key Company Customer, on the other hand.

(e) Schedule 5.14(e) lists the 10 suppliers, vendors and/or service providers, measured by dollar volume of purchases, of the Company for the one (1)-year period ending September 30, 2025 (collectively, the “Key Company Suppliers”). Since December 31, 2024, no Key Company Supplier (i) has terminated, suspended, cancelled or materially and adversely modified or, to the Knowledge of Seller, threatened in writing to terminate, suspend, cancel or materially and adversely modify, its business relationship with the Company, (ii) has provided written notice to the Company of a material breach by the Company of any Contract, or (iii) provided written notice to the Company that it intends to terminate, suspend, cancel or materially and adversely modify its business relationship with the Company. As of the date of this Agreement, there are no unresolved material claims or disputes pending between the Company, on the one hand, and any Key Company Supplier.

5.15 Employee Benefits Plans.

(a) Schedule 5.15(a) sets forth a complete list, as of the date hereof, of each material Seller Benefit Plan, and specifies which Seller Benefit Plans are sponsored or maintained solely by the Company (each a “Company Benefit Plan”). “Seller Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) and any other plan, program, arrangement or agreement providing compensation and/or benefits including to employees that is maintained by, contributed to or required to be contributed to by Seller or any of its Affiliates for the benefit of employees of the Company or under or with respect to which the Company has any Liability. Seller Benefit Plans which are not Company Benefit Plans shall be retained by Seller. Seller has made available to Purchaser complete copies of (i) each Seller Benefit Plan (including all amendments thereto) or, in the case of any such Seller Benefit Plan that is unwritten, descriptions thereof, (ii) the most recent summary plan description for each Seller Benefit Plan for which such summary plan description is required and (iii) the most recent determination letter received from the United States Internal Revenue Service with respect to each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code. The Seller Benefit Plans are, and since January 1, 2023 have been, in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws with respect to employee benefit matters.

(b) (i) Each Seller Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is intended to be tax qualified under Section 401(a) of the Code (each, a “Seller Pension Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Seller Pension Plan is so qualified and (ii) no event has occurred that could reasonably be expected to cause the revocation of such determination letter or the unavailability of reliance on such opinion letter or otherwise adversely affect the qualification of such Seller Pension Plan.

(c) The Company does not have any material Liability under or with respect to (i) a “defined benefit plan,” as defined in Section 3(35) of ERISA or any other plan that is or was subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan,” as defined in Section 3(37) of ERISA, or (iii) a plan or arrangement providing retiree, post-service or post-ownership health or welfare benefits (other than as required by Section 4980B of the Code or similar state Law). The Company does not have (i) any material Liability on

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account of at any time being treated as a single employer under Section 414 of the Code with any other Person or (ii) any material Liability under Sections 4980D, 4980H, 6721 or 6722 of the Code.

(d) All material contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the Balance Sheet. With respect to each Seller Pension Plan, (i) no Seller Pension Plan has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (ii) all premiums (and interest charges and penalties for late payment, if applicable) have been paid when due to the Pension Benefit Guaranty Corporation (“PBGC”), (iii) no filing has been made by the Seller or any of its Affiliates with the PBGC and no proceeding has been commenced by the PBGC to terminate any such plan and no condition exists which could constitute grounds for the termination of any such plan by the PBGC, (iv) no Liability has been incurred under Section 4062(e) of ERISA, and (v) no Lien has arisen under Sections 430 or 4971 of the Code.

(e) No Seller Benefit Plan or other Contract to which the Company is a party, individually or in the aggregate with others, creates an obligation of the Company to make any payment in connection with the transactions contemplated by this Agreement that will constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(f) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event, could: (i) entitle any current or former employee, officer, director or other individual service provider of the Company to any payment of compensation or benefits (whether in cash, property or the vesting of property); (ii) increase the amount of compensation or benefits due or payable to any such person set forth in the preceding clause (i); or (iii) accelerate the vesting, funding or time of payment of any compensation or other benefit.

5.16 Labor.

(a) (i) The Company is, and has during each of the past three years been, in compliance in all material respects with all Laws applicable to all employees of the Company respecting employment and employment practices, terms and conditions of employment, employee health and safety and wages and hours; (ii) the Company has not, within the past three years, received written notice of any unfair labor practice complaint against the Company pending before the National Labor Relations Board with respect to any of the employees of the Company; (iii) except as set forth on Schedule 5.16(a), the Company has not, within the past three years, received notice that any representation petition respecting the employees of the Company has been filed with the National Labor Relations Board; and (iv) there are no charges, complaints, or actions against the Company or any of its Affiliates pending, or to the Knowledge of Seller, threatened to be brought or filed, by or with any court, agency or governmental body or arbitrator relating to the employees of the Business, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours, health and safety, or any other employment-related matter arising under applicable Laws.

(b) Schedule 5.16(b) sets forth a complete list, as of the date of this Agreement, of all works council, labor or collective bargaining agreements to which the Company is a party.

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(c) Except as set forth on Schedule 5.16(c), to the Knowledge of Seller, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that would affect the Company.

(d) Except as set forth on Schedule 5.16(d), there are no material strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of Seller, threatened in writing against or involving the Company.

(e) Schedule 5.16(e) sets forth a complete list, as of the date that is three Business Days prior to the date of this Agreement, of all employees of the Company, indicating for each his or her (i) service date, (ii) position, (iii) status as being active or inactive and full-time or part-time, (iv) location of employment, (v) base annual salary or hourly wage, and (vi) any bonus received for years ending December 31, 2024 and December 31, 2025 (if applicable).

5.17 Litigation. Except as set forth on Schedule 5.17: (a) there are no material Legal Proceedings pending or, to the Knowledge of Seller, since January 1, 2023, threatened in writing against the Company or any of the properties or assets of the Company, (b) there are no material Legal Proceedings pending or, to the Knowledge of Seller, since January 1, 2023, threatened in writing by the Company or any of its Affiliates on behalf of the Company against any Person, and (c) there are no unsatisfied Orders against or involving the Company or any of its properties or assets.

5.18 Compliance with Laws; Permits. Except as set forth on Schedule 5.18:

(a) the Company is, and since January 1, 2023 has been, in compliance in all material respects with all Orders, Permits, Franchises and Laws applicable to the Company and its properties and assets;

(b) since January 1, 2023, the Company has not received any written notice from any Governmental Body alleging, or been charged with, a material violation of any Orders, Permits, Franchises or Laws by the Company;

(c) the Company has all material Permits that are necessary under applicable Laws to conduct the Business as it is conducted as of the date of this Agreement, all such Permits are in full force and effect, and no appeal or other proceeding is pending or, to the Knowledge of Seller, threatened in writing to revoke any such Permits or Franchises, except where the failure to have such Permit or Franchise, such failure to be in effect, or such appeals and proceedings would not, individually or in the aggregate, be material to the Company.

(d) the Company has all Franchises and other rights required under applicable Law to provide natural gas distribution service to retail distribution customers as necessary to operate the Business, except for such Franchises as would not be expected to be material to the Business as it is conducted as of the date hereof.

5.19 Environmental Matters. Except as set forth on Schedule 5.19 or as would not, individually or in the aggregate, be expected to have a Material Adverse Effect:

(a) the Company is, and since January 1, 2023 has been, in compliance in all material respects with all applicable Environmental Laws;

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(b) since January 1, 2023, the Company has not received any written notice from a Governmental Body, regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities, including any investigatory, remedial, or corrective obligations, arising under Environmental Laws, in each case relating to the ownership or operation of the Business or the Company, except for Orders or notices, with respect to matters that have been resolved, settled, or withdrawn;

(c) the Company has all material Permits that are necessary under applicable Environmental Laws to conduct the Business as it is conducted as of the date of this Agreement and the Company and its Affiliates are, and since January 1, 2023 have been, in compliance with applicable Environmental Laws and all applicable Permits related thereto;

(d) (i) in the past five years there has been no Release at, from, in, on, or beneath any of the Real Estate or any other location that could result in any material liability to the Company under Environmental Law; and (ii) there are no written Environmental Claims pending or, to the Knowledge of Seller, threatened in writing that relate to the Company;

(e) there are no material audits, environmental assessments or reports conducted by or on behalf of Seller or any of its Affiliates in respect of any of the Real Estate or the Business since January 1, 2023, other than those for which copies of the associated reports within the Company or such Affiliate’s possession or control have been provided to Purchaser;

(f) there are no Legal Proceedings pending or, to the Knowledge of Seller, since January 1, 2023, threatened in writing against the Company or any of its properties or assets pursuant to any Environmental Law;

(g) the Company is not subject to any Orders or Contracts with a Governmental Body against or involving the Company or any of its properties or assets relating to (i) Environmental Laws, (ii) Remedial Action, or (iii) any Release or threatened Release of a Hazardous Material; and

(h) there are no investigations by any Governmental Body of the Company or any of its properties or assets, or of any real property previously owned, operated or leased by the Company, pending or threatened in writing that would reasonably be expected to result in the imposition on the Company of any material Liability pursuant to any Environmental Law.

5.20 Company Guarantees; Transactions with Affiliates.

(a) Schedule 5.20 sets forth a complete list, as of the date of this Agreement, of (i) all Company Guarantees, (ii) all services provided within the last 12 months to the Company by its Affiliates or by the Company to such Affiliates and (iii) all Contracts between and among the Company, on the one hand, and Seller, any Affiliate of Seller (other than the Company), any stockholder, current or former officer, director or employee of the Company, on the other hand (but excluding Contracts for the delivery or provision of natural gas to employees in the Ordinary Course of Business) (each, an “Affiliate Agreement” and, collectively, the “Affiliate Agreements”).

(b) Seller has delivered or otherwise made available to Purchaser a true, correct and complete copy of each Affiliate Agreement.

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5.21 Information Technology and Data Security.

(a) Except as set forth on Schedule 5.21(a), the IT Assets (i) are functioning properly (in the case of hardware, ordinary wear and tear excepted) in all material respects as required by Seller for the support of the Business; and (ii) are not suffering any material error, breakdown, failure, or security breach that, since January 1, 2023, has caused unauthorized disclosure or corruption of material confidential information or material disruption or interruption to the Business or the operation of the IT Assets. Seller has used commercially reasonable efforts to minimize the possibility the introduction of viruses, trojan horses, backdoors or other malicious code into the IT Assets.

(b) Seller has, with respect to the Business, since January 1, 2023, complied in all material respects with all applicable Laws and Contracts relating to privacy, data security and the processing of personal information collected, used or held for use by the Business. Seller has, with respect to the Business, taken commercially reasonable measures designed to ensure that personal information is protected against unauthorized access, use, disclosure, or other processing.

(c) Since January 1, 2023, to the Knowledge of Seller, neither Seller nor any of its Affiliates (including the Company) has suffered any security breach, security incident, phishing incident, ransomware or malware attack affecting any IT Assets, or other incident in which confidential information or personal information was accessed, used, disclosed, or otherwise processed in an unauthorized manner (whether any of the foregoing was possessed or controlled by the Seller or any of its Affiliates, or by another Person on behalf of Seller or any of its Affiliates) or that was reportable to any Governmental Body or any affected individual, in either case in connection with the Business.

5.22 Insurance.

(a) Except as set forth on Schedule 5.22, (i) all material insurance policies of Seller providing coverage for the Company and the Business are in full force and effect as of the date hereof, (ii) Seller is not in material breach of or default under, and, to the Knowledge of Seller, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach of or default under, or permit termination or modification under, any such policies, (iii) all material premiums due with respect to each such policy have been paid, and

(b) since the most recent renewal date, Seller has not received any written notice threatening termination of, material premium increases with respect to, or material alteration of coverage under, any such policies.

5.23 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller or the Company in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment from Purchaser in respect thereof.

5.24 Anti-Corruption; Anti-Money Laundering; Sanctions.

(a) Since January 1, 2021, neither Seller nor its directors or officers has, on behalf of the Business, breached or is in breach of any applicable anti-corruption Laws,

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including the U.S. Foreign Corrupt Practices Act or any other applicable Laws relating to anti-bribery and anti-corruption in any material respect.

(b) Each of Seller and any Person controlling Seller are, with respect to the Business, in compliance in all material respects with all applicable anti-money laundering Laws related to the prevention of money laundering and terrorist financing, including the Bank Secrecy Act and the USA PATRIOT Act in the jurisdictions in which Seller, or such Person controlling Seller, as applicable, operate.

(c) Seller is not a Person that is, or is fifty percent (50%) or more owned or controlled by a Person or Persons that are: (i) the subject of any economic or financial sanctions or trade embargoes imposed, administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

(d) To the Knowledge of Seller, no sale or other transaction contemplated by this Agreement will violate Sanctions.

5.25 Bank Accounts; Directors and Officers. Schedule 5.25 lists all (a) directors and officers of the Company and (b) bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) of the Company. There are no bank accounts, safety deposit boxes or lock boxes of Seller or any of their respective Affiliates (other than the Company) that contain funds that are properly attributable to the Company.

Article VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

6.1 Organization and Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite limited liability company power and authority to own, lease and operate properties and assets and carry on its business as conducted as of the date of this Agreement.

6.2 Authorization of Agreement. Purchaser has all requisite limited liability company power, authority and legal capacity to execute and deliver this Agreement and each other agreement or document contemplated by this Agreement to be executed by Purchaser in connection with the consummation of the transactions contemplated by this Agreement (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Purchaser Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required action on the part of Purchaser. This Agreement has been, and each of the Purchaser Documents will be at or prior to the Closing, duly and validly executed and delivered by Purchaser, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document, when so executed and delivered, will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the General Enforceability Exceptions.

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6.3 Conflicts; Consents.

(a) Except as would not be expected to be material to Purchaser or its ability to consummate the Transactions, none of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby or the compliance by Purchaser with any of the provisions hereof or thereof will (i) conflict with or result in any violation of the Organizational Documents of Purchaser, (ii) conflict in any material respect with, or result in any material breach or violation of or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation of any material right or benefit under, any Contract, Permit or Order to which Purchaser is a party or by which Purchaser or any of its properties or assets is bound (other than Contracts that have been terminated or will expire by their terms before or upon the Closing), (iii) result in any material violation of any Law by which Purchaser or any of its properties or assets is bound or (iv) require any approval from, or filing with, any Governmental Body (except in compliance with the applicable requirements of the MPSC).

(b) none of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby or the compliance by Purchaser with any of the provisions hereof or thereof will require Purchaser to obtain any Order, Permit or waiver of, or declare or file with, or give notification to, any Person (including any Governmental Body), except for (i) compliance with the applicable requirements of the MPSC and (ii) such Orders, Permits, waivers, declarations, filings and notifications as to which the failure to obtain, make or give the same would not reasonably be expected to prevent or materially interfere with Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Purchaser Documents.

6.4 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened in writing against Purchaser that, if adversely determined, would reasonably be expected to prevent or materially interfere with Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Purchaser Documents. Purchaser is not subject to any Order of any Governmental Body that would reasonably be expected to prevent or materially interfere with Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Purchaser Documents.

6.5 Securities Matters. Purchaser is an “accredited investor” as defined in Rule 501 under the Securities Act of 1933 (the “Act”), and is acquiring the Shares solely for its own account and not with a view to any distribution or disposition thereof. Purchaser understands that (a) the Shares have not been registered under the Act or registered or qualified under any applicable state securities Laws in reliance upon specific exemptions therefrom and (b) the Shares may not be transferred or sold except in a transaction registered or exempt from registration under the Act and registered or qualified or exempt from registration or qualification under any applicable state securities Laws.

6.6 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.7 Financing. Purchaser (a) has, and at the Closing will have, sufficient internal funds (without giving effect to any unfunded financing regardless of whether such financing is committed) available to pay the Adjusted Purchase Price and Final Adjusted Purchase Price,

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as applicable, and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, (b) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations under this Agreement and the Purchaser Documents and (c) has not incurred any Liability or Lien of any kind that would impair or adversely affect such resources and capabilities.

Article VII
COVENANTS

7.1 Access to Information. Prior to the Closing Date, Purchaser shall be entitled, through its Representatives, to make such investigation of the Business and the properties and assets of the Company and such examination of the contracts, commitments, personnel, books and records (collectively, “Company Information”) of the Company as it reasonably requests and to make extracts and copies of any documents relating to the Company Information; provided that such examination shall not include (a) information that, if provided to Purchaser, would violate applicable Law or the Organizational Documents of the Company, (b) bids, letters of intent, expressions of interest or other proposals received from others in connection with the transactions contemplated by this Agreement or otherwise or information or analyses relating to such communications, (c) any information, the disclosure of which would be reasonably expected to jeopardize any legal privilege available to Seller, the Company or any of their respective Affiliates relating to such information or would cause Seller, the Company or any of their respective Affiliates to breach a confidentiality obligation by which it is bound, (d) any internal valuations of the Company or the Shares or information or analysis relating to such valuations, or (e) any collection of physical samples of any material, except as approved in advance by Seller in writing, at Seller’s sole discretion. Any such investigation and examination shall be conducted during regular business hours and under commercially reasonable circumstances and shall be subject to restrictions under applicable Law. Seller shall, and shall cause the Company and the respective Representatives of Seller and the Company to, cooperate with Purchaser and Purchaser’s Representatives in connection with such investigation and examination, and Purchaser shall, and shall cause its Representatives to, cooperate with Seller, the Company and their respective Representatives and use commercially reasonable efforts to minimize any disruption to the Business or the business of Seller. Purchaser shall, and shall cause its Representatives to, abide by any safety rules or rules of conduct reasonably imposed by Seller, the Company or any operator of properties or assets of the Company, as the case may be, in connection with access provided pursuant to this Section 7.1. Purchaser shall indemnify, defend and hold harmless Seller, the Company, any operator of properties or assets of the Company and their respective Representatives from and against any and all Losses asserted against or suffered by them relating to, resulting from or arising out of examinations or inspections made by Purchaser or its Representatives pursuant to this Section 7.1, except to the extent such Losses relate to, result from or arise out of the gross negligence or willful misconduct of Seller, the Company, any operator of properties or assets of the Company or their respective Representatives (it being expressly agreed that the Persons to whom this sentence applies are intended third party beneficiaries of this Section 7.1). Prior to any access under this Section 7.1, Purchaser shall, upon Seller’s request, provide to Seller certificates of insurance demonstrating Purchaser has coverage customary for the industry. Notwithstanding anything to the contrary contained herein, prior to the Closing, (i) Purchaser shall not contact any suppliers to, or customers of, the Company without the prior written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed), and (ii) Purchaser shall have no right to perform invasive or subsurface investigations of the properties

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of the Company without the prior written consent of Seller (which may be withheld for any reason).

7.2 Conduct of the Business Pending the Closing. From the date hereof and until the Closing, except (A) as set forth on Schedule 7.2, (B) as required by applicable Law, (C) as otherwise contemplated by this Agreement or (D) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) Seller shall cause the Company to:

(i) conduct the Business in the Ordinary Course of Business; and

(ii) use its commercially reasonable efforts to preserve its present assets, properties, operations, organization and goodwill, including its present relationships with customers and suppliers and the services of its current employees and officers.

(b) Seller shall cause the Company not to:

(i) take any action that would reasonably be expected to result in any of the representations and warranties set forth in Article V becoming false or inaccurate such that the condition set forth in Section 8.1(a) would fail to be satisfied; or

(ii) take any action (or omit to take any action) which if taken (or omitted) prior to the date hereof, would be required to be disclosed on Schedule 5.8(c).

Nothing contained in this Section 7.2 or elsewhere in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct the Business or any portion thereof prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Business.

7.3 Shared Contracts. Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Shared Contracts. With respect to Shared Contracts identified on Schedule 7.3, Purchaser and Seller will use their respective commercially reasonable efforts to develop and implement a mutually agreeable arrangement under which Purchaser would obtain the benefits and perform the obligations thereunder in accordance with this Agreement, or under which Seller would enforce for the benefit of Purchaser, at Purchaser’s sole cost and expense, with Purchaser being responsible for the performance and discharge of Seller’s obligations, any and all rights of Seller thereunder against a third party, provided, however, that such efforts shall not require Seller to incur any Liabilities or provide any financial accommodation or to be secondarily or contingently liable for any such Liabilities. The obligations of Seller under this Section 7.3 will terminate and expire on the earlier of (i) 180 days after the Closing Date or (ii) the date on which such applicable Shared Contract terminates in accordance with its terms. Notwithstanding anything herein to the contrary, the provisions of this Section 7.3 shall not apply to any consent or approval required under MPSC, which consent or approval shall be governed by Section 7.5.

7.4 Consents. From the date hereof until 180 days after the Closing Date, Seller shall use commercially reasonable efforts to cooperate with Purchaser, at Purchaser’s request,

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in endeavoring to obtain the consent of any Person required by any provision of any Material Contract, Real Property Lease, Personal Property Lease, or Permit in connection with the consummation of the transactions contemplated by this Agreement; provided, however, that such efforts shall not require Seller to incur any Liabilities or provide any financial accommodation or to be secondarily or contingently liable for any Liability.

7.5 Regulatory Approvals.

(a) Each of Purchaser and Seller shall (i) make or cause to be made all filings required of each of them or any of their respective Affiliates under Mississippi Public Service Commission (the “MPSC”) with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within 60 days after the date of this Agreement, (ii) use reasonable best efforts to comply at the earliest practicable date with any request under MPSC for additional information, documents or other materials received by each of them or any of their respective Affiliates from MPSC or any other Governmental Body in respect of such filings or such transactions, and (iii) cooperate in good faith with each other in connection with any such filing (including, to the extent permitted by applicable Law, by responding to any reasonable requests of the other Party for copies of documents or other materials prior to filing and considering all reasonable additions, deletions or changes suggested by the other Party in connection therewith) and in connection with resolving any investigation or other inquiry of any of MPSC or any other Governmental Body with respect to any such filing or any such transaction. Each of Purchaser and Seller shall, and shall cause any of their respective Representatives to, use its reasonable best efforts to furnish to each other all information reasonably required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each of Purchaser and Seller shall promptly inform the other Party of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. Neither Purchaser nor Seller shall independently participate in any formal meeting with any Governmental Body in respect of any filing, investigation or other inquiry contemplated by this Section 7.5 without giving the other Party prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate in such meeting. Subject to applicable Law, each of Purchaser and Seller will consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party relating to proceedings under the MPSC. Purchaser shall pay all filing fees in connection with all filings under MPSC.

(b) Each of Purchaser and Seller shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under MPSC. In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of MPSC, each of Purchaser and Seller shall cooperate and use reasonable best efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and prevents or otherwise interferes with the consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual written agreement, Purchaser and Seller decide that litigation is not in their mutual best interests. Notwithstanding anything to the contrary in this Agreement, in no event shall Purchaser, its Affiliates or its or their Related Parties be required to become subject, consent or agree to, or

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otherwise take any action with respect to, the sale, divestiture, or disposition of Purchaser’s, its Affiliates’ or its or their Related Parties’ assets, properties, or businesses in connection with the transactions contemplated by this Agreement.

7.6 Efforts and Cooperation; Further Assurances.

(a) From the date hereof until the Closing, each Party shall (i) use its commercially reasonable efforts to (A) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, and (B) cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement and (ii) each Party shall reasonably cooperate with the other Party in connection with such efforts of the other Party.

(b) After the Closing, each Party will execute and deliver such documents and take such other actions as may be reasonably requested by the other Party in order to carry out the provisions of this Agreement and make effective the transactions contemplated hereby.

(c) If at any time after the Closing, Seller or any of its Affiliates receives a payment intended for the Company or any of its Affiliates, or otherwise possesses any asset used primarily by the Company or any of its Affiliates (but excluding the Excluded Assets), Seller shall promptly (and in any event within three Business Days) deliver, or cause to be delivered, such payment or asset to the Company. If at any time after the Closing, the Company or any of its Affiliates receives a payment intended for Seller or any of its Affiliates, or otherwise possesses any asset of Seller or any of its Affiliates, Purchaser shall promptly (and in any event within three Business Days) deliver, or cause to be delivered, such payment or asset to Seller.

7.7 Confidentiality.

(a) Purchaser acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby are subject to the terms of the confidentiality agreement between Bernhard Capital Partners Management, LP, a Delaware limited partnership and Spire Inc., a Missouri corporation, dated as of February 24, 2025 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference, applied mutatis mutandis to the Parties. Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall automatically terminate and be of no further force or effect.

(b) For a period of three years after the Closing Date, Seller shall hold and shall cause its Affiliates to hold, and shall use commercially reasonable efforts to cause its and their respective Representatives to hold, in confidence any and all information, whether written or oral, primarily related to the Company or the Business, (i) except to the extent that such information (A) is generally available to or known by the public through no fault of Seller, its Affiliates or their respective Representatives or (B) is lawfully acquired by Seller, its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited, to the Knowledge of Seller, from disclosing such information by nondisclosure obligations or duties, or (ii) unless Seller determines, after consulting with counsel, that disclosure of such information is required by applicable Law or in the event the recipient thereof is subject to appropriate nondisclosure obligations or duties. If Seller determines that disclosure of such information is required by applicable Law, Seller shall use its commercially reasonable efforts consistent with applicable Law to consult with Purchaser with respect thereto

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and to obtain, at Purchaser’s sole expense, appropriate confidential treatment, if available, of such information as Purchaser may reasonably request.

(c) For a period of three years after the Closing Date, Purchaser shall hold and shall cause its Affiliates to hold, and shall use commercially reasonable efforts to cause its and their respective Representatives to hold, in confidence any and all information, whether written or oral, related to Seller and its Affiliates and their respective businesses (other than such information that is primarily related to the Company and the Business), (i) except to the extent that such information (A) is generally available to or known by the public through no fault of Purchaser, its Affiliates or their respective Representatives or (B) is lawfully acquired by Purchaser, its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited, to the Knowledge of Purchaser, from disclosing such information by nondisclosure obligations or duties, or (ii) unless Purchaser determines, after consulting with counsel, that disclosure of such information is required by applicable Law or in the event the recipient thereof is subject to appropriate nondisclosure obligations or duties. If Purchaser determines that disclosure of such information is required by applicable Law, Purchaser shall use its commercially reasonable efforts consistent with applicable Law to consult with Seller with respect thereto and to obtain appropriate confidential treatment, if available, of such information as Seller may reasonably request.

7.8 D&O Indemnification and Exculpation.

(a) For a period of at least six (6) years following the Closing Date, Seller shall, or shall cause its Affiliates to, maintain in full force and effect the directors’ and officers’ liability insurance policy maintained by or on behalf of Seller covering the directors and officers of the Company as in effect immediately prior to the Closing (such persons, “Indemnitees”), or a policy providing substantially equivalent coverage, with respect to claims arising out of or relating to events which occurred before or on the Closing Date (including in connection with the transactions contemplated by this Agreement). Seller shall reasonably cooperate with Purchaser with respect to any eligible claims to be made under such policy or policies with respect to directors and officers of the Company existing as of immediately prior to the Closing. Purchaser agrees that all rights of the Indemnitees to indemnification and exculpation from Liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the Organizational Documents of the Company as now in effect shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by Law. In addition, Purchaser shall cause the Company to pay any expenses of any Indemnitee under this Section 7.8 as incurred, to the fullest extent permitted under applicable Law; provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b) In the event any claim for indemnification is asserted or made by an Indemnitee, any determination required to be made with respect to whether such Indemnitee’s conduct complies with the standards set forth under applicable Law, the Organizational Documents or any indemnification agreements or arrangements of the Company, as the case may be, shall be made by independent legal counsel selected by such Indemnitee.

(c) The provisions of this Section 7.8: (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her legal

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representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnitee may have by Contract or otherwise.

(d) If Purchaser or any of its Subsidiaries (including the Company) or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser or its Subsidiary (including the Company), as the case may be, shall expressly assume and be bound by the obligations thereof set forth in this Section 7.8.

(e) The obligations of Purchaser and its Subsidiaries (including the Company) under this Section 7.8 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 7.8 applies without the prior written consent of such affected Person. This Section 7.8 shall be for the irrevocable benefit of, and shall be enforceable by, each of the Persons for whom indemnification, exculpation, insurance coverage or advancement of expenses is provided for in this Section 7.8 and his or her respective heirs, executors, administrators, estates, successors and assigns, and each such Person shall be an express intended third-party beneficiary of this Agreement for such purposes.

7.9 Preservation of Records. Each Party and its Affiliates shall retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title, and other papers relating to the Business in its possession or control for at least seven (7) years following the Closing Date or for such longer period as may be required by Law or any applicable Order, and shall cause its Affiliates to provide the other Party and its Affiliates and Representatives reasonable access during regular business hours to such books and records (including the right to receive hard or electronic copies thereof) and to the employees of such Party as reasonably requested by the other Party or its Affiliates; provided, any such access and review will be conducted in such a manner as not to unreasonably interfere with the operation of the business of any Party or its respective Affiliates, including the Business after the Closing in the case of Purchaser; provided, further that such access for either Party or its Affiliates and Representatives will not include any records (a) to the extent prohibited by any obligation of confidentiality owed to a third party, (b) that involve information pertinent to any Legal Proceeding in which either Party or its Affiliates, on the one hand, and the other Party and its Affiliates, on the other hand, are then currently engaged in, or (c) that are privileged under the attorney-client privilege, attorney work product privilege, or any other applicable privilege of a Party or that would otherwise result in an action that would constitute or result in a waiver of such privileges; provided, however, that in the case of clause (c), each Party shall use respective commercially reasonable efforts to disclose such applicable information in a manner that would not reasonably be expected to constitute a waiver of the applicable privilege. The Party exercising the right of access hereunder will be solely responsible for any costs or expenses incurred by either Party in connection therewith.

7.10 Publicity.

(a) Prior to Closing, neither Purchaser nor Seller shall, and each of Purchaser and Seller shall cause its Affiliates not to, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party (which approval will not be unreasonably withheld, delayed or conditioned) unless such Party determines, after consulting with counsel, that disclosure is required by applicable Law. If a Party so determines that disclosure of such

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information is required by applicable Law, such Party shall use its commercially reasonable efforts consistent with applicable Law to consult with the other Party with respect thereto.

(b) Neither Purchaser nor Seller shall, and each of Purchaser and Seller shall cause its Affiliates not to, disclose or otherwise make available to the public the terms of this Agreement or publicly file or otherwise made available to the public copies of this Agreement unless such Party determines, after consulting with counsel, that such disclosure, availability or filing is required by applicable Law. If a Party so determines that such disclosure, availability or filing is required by applicable Law, such Party shall use its commercially reasonable efforts to consult with the other Party with respect thereto and to obtain appropriate confidential treatment, if available, thereof as the other Party may reasonably request.

7.11 Use of Name. Purchaser acknowledges and agrees that (a) the Company has no right, title or interest in or to the names “Spire” or “Spire Mississippi” or any service marks, trademarks, trade names, identifying symbols, logos (including, for the avoidance of doubt, the logo of Seller and its Affiliates described on Schedule 7.11), emblems, signs or insignia related thereto or containing or comprising the foregoing, including any derivations, modifications or alterations thereof, or any word, name or mark confusingly similar thereto (collectively, the “Seller Marks”), and (b) the Company shall not have any right to use the Seller Marks after the Closing Date except as expressly provided in this Agreement. From and after the Closing, Seller, on behalf of itself and its Affiliates, hereby grants the Company and Purchaser, for use in connection with the Business, a non-exclusive, non-sublicensable, non-transferable, non-assignable and royalty-free license to continue to use the Seller Marks in connection with the Business, to the extent necessary for business continuity, in a manner consistent with the manner used in the Business prior to Closing for a period of the longer of (i) six (6) months after the Closing, and (ii) sixty (60) days after the expiration or termination of the Transition Services Agreement (the “Wind-down Term”). In furtherance thereof, as promptly as practicable but in no event later than the expiration of the Wind-down Term, Purchaser shall cause the Company to remove, strike over or otherwise obliterate all Seller Marks from all properties and assets of the Company, including all vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, Software, websites, technical guidelines, standards and procedures and other materials. For clarity and notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prohibit Purchaser, the Company, or any of their Affiliates from making reference to the Seller Marks (A) as reasonably necessary to factually describe the historical relationship between Seller and Purchaser or the Company, (B) in a non-trademark or a descriptive manner, including for any archival references and to inform its customers and the public of its transition away from the Seller Marks, or (C) on non-public facing materials, until such materials are phased out of use or exhausted in the ordinary course of business.

7.12 Employment and Employee Benefits.

(a) Purchaser acknowledges and agrees that the employment of the Continuing Employees will not terminate because of the Closing and that such employment of the Continuing Employees shall continue after the Closing as set forth below. With respect to any employee of the Company who as of the Closing is or will be on short-term disability, long-term disability, workers’ compensation or other leave of absence (together, the “Inactive Employees”), Seller shall provide that all such Inactive Employees will continue to be covered under any Seller Benefit Plan or other insurance providing for disability or workers’ compensation benefits. To the extent necessary to enable the relevant Inactive Employee to continue to be provided such benefits, Seller or one of its Affiliates (other than the Company)

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shall accept the transfer of employment of such Inactive Employee and shall be solely responsible for the provision of benefits and compensation to any such Inactive Employee, unless and until such Inactive Employee is able to return to active employment with Purchaser or its Subsidiaries (including, following the Closing, the Company). To the extent such an Inactive Employee returns to active employment within 180 days of the Closing Date, Purchaser shall or shall cause one or more of its Affiliates to, offer employment to such employee on terms consistent with those applicable to Continuing Employees generally under this Section 7.12.

(b) For a period of one year after the Closing Date (or, if earlier, the termination date of the applicable Continuing Employee), Purchaser shall, or shall cause one or more of its Affiliates to provide the Continuing Employees with (i) base cash compensation and target cash bonus opportunities that are no less favorable, in the aggregate, than the base cash compensation and target cash bonus opportunities provided to such Continuing Employees immediately prior to the Closing Date, and (ii) employee benefits (other than equity and equity-based compensation or benefits, nonqualified or deferred compensation, retiree or post-termination health or welfare benefits, long-term incentive, retention or transaction bonuses, or defined benefit pension benefits) that are substantially comparable, in the aggregate, to the employee benefits (other than equity and equity-based compensation or benefits, nonqualified or deferred compensation, retiree or post-termination health or welfare benefits, long-term incentive, retention or transaction bonuses, severance or defined benefit pension benefits) either (in Purchaser’s discretion) (x) provided to such Continuing Employees under the Seller Benefit Plans as in effect immediately prior to the Closing Date, (y) provided to similarly situated employees of Purchaser and its Affiliates, or a combination of (x) and (y).

(c) For purposes of eligibility and vesting under the employee benefit plans or defined contribution pension plans (not including vacation and sick leave which shall continue post-Closing or any defined benefit pension, retiree welfare, or equity or equity-based plans) of Purchaser providing benefits to Continuing Employees (the “Purchaser Plans”), Purchaser shall credit each Continuing Employee with his or her years of service with the Company to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Seller Benefit Plan to the extent such service credit would not result in a duplication of benefits. For the plan year in which the Closing occurs, Purchaser shall use commercially reasonable efforts to provide that the Purchaser Plans that are group health plans (i) shall not deny Continuing Employees coverage on the basis of pre-existing conditions to the extent not denied under the corresponding Seller Benefit Plan and (ii) shall credit such Continuing Employees in the year of initial participation in the Purchaser Plans for any deductibles and out-of-pocket expenses paid by such Continuing Employees under the Seller Benefit Plans. Seller shall provide to Purchaser within 30 days after the Closing a listing of deductibles and out-of-pocket expenses for the current year for those Continuing Employees and their dependents who provide authorization for release of such data; provided that no crediting of expenses is required for those Continuing Employees who do not provide authorization.

(d) Seller shall cause each Continuing Employee to become fully vested in his or her account balances and accrued benefits under each Seller Pension Plan as of the Closing Date. Prior to the Closing, Seller shall make or cause to be made to each Seller Pension Plan all employer contributions that would have been made on behalf of the Continuing Employees had the transactions contemplated by this Agreement not occurred, regardless of

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any service or end-of-year employment requirements, but prorated for the portion of the plan year that ends on the Closing Date.

(e) From and after the Closing, Seller and its Affiliates (other than the Company) shall retain, assume, and shall be solely responsible for all Liabilities relating to or at any time arising under or with respect to any Seller Benefit Plan or any other compensation or benefit plan, program, agreement, policy or arrangement of any kind of Seller and its Affiliates, including the Company (other than any Company Benefit Plan), including (i) the responsibility for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9 and (ii) those arising under Section 302 or Title IV of ERISA.

(f) Seller and Purchaser will cooperate in good faith in respect to transitioning the Continuing Employees. To the extent any employment offers are made, Purchaser will promptly inform Seller in writing about any such employment offer.

(g) Nothing in this Agreement shall be construed to (x) establish, amend or modify any benefit or compensation plan, program, policy, agreement or arrangement or (y) limit the ability of Purchaser or any of its Affiliates (including following the Closing, the Company) to terminate the employment or service of any Person or to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement. This Section 7.12 is solely for the benefit of the Parties only and no other Person shall have any rights or remedies (including any third-party beneficiary rights) under or as a consequence of this Section 7.12.

7.13 Non-Solicitation; Non-Disparagement.

(a) For a period of two years after the Closing Date, Seller shall not, directly or indirectly, and shall cause its Affiliates not to, solicit, induce or encourage any Continuing Employees to leave their employment with Purchaser or its Affiliates; provided, however, that the foregoing shall not prohibit general solicitations of employment not specifically directed toward Continuing Employees or the hiring of such employees in response thereto, nor the hiring, employment or engagement of any Continuing Employee who presents himself or herself for employment without direct or indirect solicitation by Seller.

(b) Each Party agrees that from and after the date of this Agreement, such Party will not, and will cause each of its Affiliates not to, make, publish, or communicate any disparaging or defamatory comments regarding the other Party or its Affiliates (or their respective businesses, products or services), or their respective current or former directors, officers, managers, members, partners, employees or direct or indirect equityholders; provided, that, this Section 7.13(b) will not prohibit any Party, or its Affiliates, from (i) making truthful statements in response to a legal process, subpoena, or governmental inquiry or investigation, or as otherwise required by applicable Law or the rules or regulations of any applicable stock exchange, or (ii) making truthful statements in the enforcement of any rights or obligations under this Agreement or any ancillary agreements hereto.

(c) Each Party acknowledges and agrees that the remedies at law available to the other Party for breach of any of such Party’s obligations under this Section 7.13 would be inadequate; therefore, in addition to any other rights or remedies that the other Party may have at law or in equity, temporary and permanent injunctive relief may be granted in any

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proceeding that may be brought to enforce any provision contained in this Section 7.13, without the necessity of proof of actual damage.

(d) Each Party acknowledges and agrees that (i) the covenants of such Party contained in this Section 7.13 are being provided as an inducement to the other Party to enter into this Agreement and (ii) such covenants include reasonable limitations that do not impose a greater restraint on such Party than is necessary to protect the legitimate business interests of the other Party.

(e) If any covenant contained in this Section 7.13 is determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then such covenant will not be deemed void, and the Parties agree that (i) the limitations included in such covenant, as applicable, may be modified by such court to instead reflect the maximum limitations with respect thereto that are enforceable and (ii) solely for purposes of the operation of such covenant in the context of the controversy in which such determination is made, such covenant will be deemed amended in accordance with such modification. For the avoidance of doubt, the Parties specifically acknowledge and agree that (i) it is their continuing desire for each covenant contained in this Section 7.13 to be enforced to the full extent of its terms, but (ii) if a court of competent jurisdiction finds the limitations included in any such covenant unenforceable, the court should redefine the limitations included in such covenant so as to comply with applicable Law.

(f) If it is judicially determined that Seller has violated Section 7.13(a), then the time period set forth in such Section shall automatically be extended by a period of time equal in length to the period during which such violation or violations occurred.

7.14 Third-Party Company Guarantees.

(a) Purchaser and Seller shall use reasonable best efforts to cooperate to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Seller, on or before the Closing, valid and binding written releases of Seller and its Affiliates (other than the Company), as applicable, from any Liability, whether arising before, on or after the Closing Date, under any Company Guarantees provided to any Person (other than Seller or one of its Affiliates) in effect as of the Closing to the extent such Liability is related to obligations of the Company, including by providing substitute guarantees with terms that are at least as favorable to the counterparty as the terms of the applicable Company Guarantees and by furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request.

(b) Notwithstanding anything to the contrary herein, Purchaser and Seller acknowledge and agree that at any time on or after the Closing Date, Seller and its Affiliates may, in their sole discretion, take any action to terminate, obtain release of or otherwise limit their Liability under any and all outstanding Company Guarantees provided to any Person (other than Seller or one of its Affiliates).

(c) Purchaser shall indemnify and hold harmless Seller and its Affiliates from and after the Closing for any Losses based upon or arising from any Company Guarantees provided to any Person (other than Seller or one of its Affiliates) to the extent such Losses are related to obligations of the Company following the Closing.

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7.15 Affiliate Contracts and Company Guarantees; Intercompany Balances. Except as set forth on Schedule 7.15, all Contracts (including any Tax sharing or allocation agreements) between and among the Company, on the one hand, and Seller or any of its Affiliates (other than the Company), on the other hand, and all Company Guarantees provided to Seller or any of its Affiliates, shall be terminated in their entirety upon the Closing, effective as of the Effective Time, by the parties thereto and shall be deemed voided, cancelled and discharged in their entirety. Except as set forth on Schedule 7.15, all intercompany balances between and among the Company, on the one hand, and Seller or any of its Affiliates (other than the Company), on the other hand, shall be eliminated by capital contribution, discharge or otherwise in their entirety upon the Closing, effective as of the Effective Time.

7.16 Tax Matters. From and after the Closing:

(a) Seller and Purchaser hereby agree to make, or cause to be made, a timely and effective election under Section 336(e) of the Code in connection with the purchase and sale of the Shares hereby (the “Section 336(e) Election”), and any corresponding election under state, local and non-U.S. Tax law, with respect to the acquisition of the Shares. In accordance therewith, (i) Seller and the Company shall enter into a written binding agreement before Closing to make such Section 336(e) Election for the taxable year that includes the Closing Date, (ii) Seller shall ensure that the common parent of the Seller Group (the “Common Parent”) will retain a copy of this Agreement, (iii) Seller shall prepare an election statement described in Treasury Regulation Sections 1.336-2(h)(5) and (6), and any equivalent form required by state and local Tax law (the “Election Statement”) and will provide a draft and final version (as revised to incorporate Purchaser’s reasonable comments) of such Election Statement to the Company prior to the due date (including extensions) for the filing of the U.S. federal Income Tax Return of the Seller Group for the taxable year that includes the Closing Date, (iv) Seller shall ensure that the Common Parent will attach the Election Statement to the Seller Group’s timely filed (including extensions) consolidated Income Tax Return for the taxable year that includes the Closing Date, (v) Seller and Purchaser will take, and cooperate with each other to take, all actions necessary and appropriate (including (a) ensuring that the Common Parent will take all action required by Treasury Regulation 1.336-2(h)(1)(ii) and (iii), and (b) the preparation, completion, execution and timely filing of Form 8883 (or successor form prescribed by the IRS for use in connection with a Section 336(e) Election), which a copy of such Form 8883 shall be provided to Purchaser prior to the due date (including extensions) for the filing of the U.S. federal Income Tax Return of the Seller Group for the taxable year that includes the Closing Date), and the preparation, completion, execution and timely filing of such other forms, returns, elections, schedules and other documents and instruments to effect, perfect and preserve a timely Section 336(e) Election, and will report the purchase and sale of the Shares consistent with the Section 336(e) Election, and, unless otherwise required by a determination within the meaning of Section 1313(a) of the Code, shall take no Tax position contrary thereto or inconsistent therewith in any Tax Return or other filing or in any Tax Proceeding, and (vi) Seller shall include its respective share of any income, gain, loss, deduction, or other Tax item resulting from the Section 336(e) Election on its Tax Returns (or the Tax Returns of the Seller Group) to the extent required by applicable Law and subject to the terms of this Agreement.

(b) Consistent with the U.S. federal income tax treatment of the sale of Shares with the Section 336(e) Election as a sale of the Company’s assets, the Purchase Price (and all other relevant items for Income Tax purposes) shall be allocated among the assets of the Company in accordance with the principles of Section 1060 of the Code and the Treasury

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Regulations thereunder as set forth on Schedule 7.16(b) (the “Allocation Schedule”). Within 30 days after the determination of Final Adjusted Purchase Price pursuant to Section 3.4, Purchaser will prepare and deliver to Seller, a proposed schedule allocating the Final Adjusted Purchase Price in accordance with the Allocation Schedule (the “Purchase Price Allocation”). If Seller does not agree with the Purchase Price Allocation, Seller will have 30 days after receipt of the Purchase Price Allocation to send a written objection to Purchaser. Purchaser and Seller shall consult in good faith to resolve any such objection. In the event Purchaser and Seller are unable to resolve the objection, the procedures provided in Section 3.4(d), including the use of the Accounting Referee, shall be applied, mutatis mutandis, in the event Seller objects to the Purchase Price Allocation. Purchaser and Seller will not file any Tax Return, or otherwise take any position inconsistent with the Allocation Schedule (as adjusted), with any Tax authority, including the Internal Revenue Service; provided, however, that nothing contained herein shall prevent Seller, Purchaser or any of their respective Affiliates from settling any proposed deficiency or adjustment by any Tax authority based upon or arising out of the Allocation Schedule, and neither Seller, Purchaser nor any of their respective Affiliates shall be required to litigate before any court any proposed deficiency or adjustment by any Tax authority challenging the allocation as set forth on such Allocation Schedule.

(c) Seller shall file or cause to be filed all Combined Tax Return of any Tax group for which the Company was a member for any Pre-Closing Tax Period, determined as provided in Section 7.16(d). Purchaser shall file all other Tax Returns required to be filed by or with respect to the Company, provided that Purchaser shall prepare such Tax Returns consistent with the past practice of the Company (unless otherwise required by Law) and provide Seller with a copy of any Tax Return to be filed by or with respect to the Company for any Pre-Closing Tax Period filed prior to the final determination of the Final Adjusted Purchase Price pursuant to Section 3.4 at least 20 days prior to the date of filing for Seller’s review and consent (which consent will not be unreasonably withheld, delayed or conditioned).

(d) Seller and Purchaser shall, unless prohibited by applicable Law, cause the Company to close the Income Tax period of the Company at the end of the Closing Date (the “Tax Effective Time”). If applicable Law does not permit the Company to close its Income Tax period at the Tax Effective Time, the amount of Income Taxes allocable to the portion of such period ending at the Tax Effective Time shall be deemed equal to the amount that would be payable if the relevant taxable period ended at the Tax Effective Time. Any allocation of income or deductions required to determine any Income Taxes relating to such period shall be taken into account as though the relevant taxable period ended at the Tax Effective Time and by means of a closing of the books and records of the Company at the Tax Effective Time; provided that ad valorem, property Taxes, franchise Taxes and other Taxes imposed on a periodic basis, as well as exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending at the Tax Effective Time and the period after the Tax Effective Time in proportion to the number of days in each such period. All Tax Returns filed by Purchaser, Seller or the Company and each of their respective Affiliates shall be prepared consistently with such allocation.

(e) The Seller shall be entitled to any cash Tax refunds (or credits in lieu of a cash Tax refund, to the extent applicable) of any Indemnified Taxes (a “Tax Refund”). Purchaser shall (and shall cause its Affiliates to) pay to Seller any Tax Refund received or utilized by Purchaser or its Affiliates (including the Company), net of any costs or expenses incurred in procuring, receiving or utilizing such Tax Refund, within fifteen (15) Business Days

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(i) in the case of a credit in lieu of a cash Tax Refund, after the filing of a Tax Return that reflects such credit as a reduction in the amount of cash Taxes payable and (ii) in the case of a cash Tax refund, after receipt thereof.

(f) Purchaser agrees that it shall not, and shall cause the Company not to, carry back to any taxable period ending at or prior to the Tax Effective Time any net operating loss or other Tax attribute and further agrees that Seller has no obligation under this Agreement or otherwise to return or remit any refund or other Tax benefit attributable to a breach by Purchaser of the foregoing undertaking.

(g) Except as otherwise required by applicable Law, following the Closing, the Company shall not (and the Purchaser shall not, and shall not cause the Company to) take any of the following actions with respect to the Company, without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned, or delayed): (i) amend any Tax Return to the extent that such Tax Return relates to any Pre-Closing Tax Period; (ii) make (inconsistent with past practice) or change any Tax election or Tax accounting method with respect to or that has retroactive effect to any Pre-Closing Tax Period if such change will result in an unfavorable adjustment to Taxes; or (iii) initiate or participate in any voluntary disclosure (or other communication reasonably expected to have a similar effect) with any taxing authority with respect to any Taxes attributable to a Pre-Closing Tax Period. Notwithstanding the foregoing, the prohibitions of the actions listed in clauses (i)-(iii) shall not apply after the Final Adjusted Purchase Price has been finally determined pursuant to Section 3.4.

(h) Each Party shall furnish or cause to be furnished to the other Party, upon the other Party’s reasonable request, as promptly as practicable, such information and assistance related to the Company and the Business as is reasonably necessary for (i) the filing of any Tax Return or (ii) the preparation for or the prosecution or defense of any claim, audit, examination or other proposed change or adjustment by any taxing authority, as well as any notice of assessment and any notice and demand for payment, concerning any Income Taxes or other Taxes (a “Tax Proceeding”). Notwithstanding anything in this Agreement to the contrary, none of Purchaser or any of its Affiliates, or the Representatives of Purchaser or any of their Affiliates, will be entitled to review the Tax Returns of Seller or any Affiliate of Seller for any purpose, including in connection with any Tax Proceeding or other dispute (whether between the Parties or involving third Persons) or otherwise.

(i) From and after the Closing, Seller shall indemnify, reimburse, defend and hold harmless Purchaser, its Affiliates (including the Company), and its Representatives from and against all Losses incurred or suffered by any such party to the extent arising out of or resulting from Indemnified Taxes; provided, however, (i) the amount of such Losses shall be reduced by any insurance proceeds (including under the R&W Policy) received by the Purchaser or its Affiliates (including the Company) in respect of any such Losses (net of any costs and expenses incurred by such party in connection therewith) and (ii) Purchaser and its Affiliates (including the Company) shall use their commercially reasonable efforts to recover under all applicable insurance policies (including under the R&W Policy).

7.17 Real Property Lease and Owned Easement Matters. Notwithstanding anything to the contrary contained herein, Seller agrees to use commercially reasonable efforts to, in the period commencing on the date hereof and ending on the Closing Date and with the prior consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), (a) provide copies of all Certificates of Public Convenience and Necessity of the Business,

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Owned Property, Owned Easements documentation in its or its Affiliates’ possession to Purchaser, and to update Schedule 5.11 and any other applicable Seller Schedules accordingly to add such Certificates of Public Convenience and Necessity of the Business, Owned Property and Owned Easements and (b) reasonably cooperate with Purchaser, including promptly providing additional information in Seller’s or its Affiliates’ possession as reasonably requested by Purchaser to remove any “conditional” exclusions under the R&W Policy. Furthermore, Seller agrees to use commercially reasonable efforts to, following the Closing, provide all Certificates of Public Convenience and Necessity of the Business, Owned Property and Owned Easements in its or its Affiliates’ possession to Purchaser to the extent any such Certificates of Public Convenience and Necessity, Owned Property and Owned Easements were not provided to Purchaser prior to the Closing.

7.18 Insurance.

(a) From and after the Closing, Purchaser shall not, and shall cause the Company not to, assert any right, title or interest in, to or under any insurance policies (other than those under which the Company is the sole insured) or rights to proceeds thereof in effect on or prior to the Closing Date relating to the Company. In furtherance thereof, Purchaser, on behalf of itself and the Company, hereby waives any and all right, title and interest in, to or under any insurance policies (other than those under which the Company is the sole insured).

(b) Until the Closing, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to maintain or cause to be maintained in full force and effect all insurance policies maintained by Seller or its Affiliates under which the Company is an insured or additional insured, in effect as of the date hereof, including maintaining the Company as an insured or additional insured, as applicable. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall, and shall cause the Company to, (i) make claims against its applicable insurance policies in the Ordinary Course of Business with respect to any loss, damage, destruction or casualty affecting any property or assets of the Company that occurs during such period, and (ii) use any proceeds received under such insurance policies to repair or replace such damaged property or assets; provided, that if such repair or replacement cannot reasonably be completed prior to the Closing, such insurance proceeds shall be held for the benefit of the Company and applied to such repair or replacement following the Closing (net of any out-of-pocket expenses incurred by Seller or its Affiliates in connection therewith).

7.19 Exclusivity. Following the date of this Agreement, Seller shall not and shall cause its Affiliates (including the Company) not to, and shall cause its and their respective Representatives not to, directly or indirectly, solicit, initiate, consider, facilitate, encourage or accept, or furnish to any other Person any information with respect to, any proposals from any Person (other than Purchaser) relating to any acquisition or purchase of all or any of the issued stock of the Company or all or substantially all of the properties and assets of the Company (other than the sale of inventory in the Ordinary Course of Business). Following the date of this Agreement, Seller shall and shall cause its Affiliates (including the Company) to, and shall cause its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any of the foregoing.

7.20 Distributions. Notwithstanding anything in this Agreement (including, for the avoidance of doubt, the Schedules) to the contrary, Seller shall have the right to cause the

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Company to pay cash dividends, and/or make cash dividends or distributions to Seller and the Company or any of their Affiliates at any time prior to the Effective Time.

7.21 Representation and Warranty Insurance. Purchaser has obtained a binder to a buyer’s representation and warranty indemnity insurance policy, to be bound and effective as of the date hereof (the “R&W Policy”). All fees, costs and expenses arising out of, related to, or incurred in connection with the R&W Policy have been and shall be borne by Purchaser. The R&W Policy shall at all times provide that the insurer thereunder waives and agrees not to pursue, directly or indirectly, any subrogation rights against Seller or any of its Affiliates, except for a claim or action for Intentional Fraud. From and after the Closing, to the extent requested in writing Seller shall, and shall cause its Affiliates to, at Purchaser’s sole cost and expense, use good faith efforts to reasonably cooperate with Purchaser in connection with any claim made by such Person under the R&W Policy. The absence of coverage under the R&W Policy, for any reason, including due to exclusions from coverage thereunder or the failure of the R&W Policy to be in full force and effect for any reason, will not expand, alter, change or otherwise affect Seller’s liability under this Agreement. From and after the issuance of the R&W Policy, Purchaser shall not amend, modify, or otherwise waive the waiver of subrogation or any other provision that would otherwise limit such waiver of the R&W Policy in a manner that is adverse to Seller without the prior written consent of Seller.

7.22 Privilege Matters. From and after the Closing, Purchaser shall not disclose, and Purchaser shall cause its Affiliates to not disclose, (a) any documents or other information that, if disclosed, would cause a waiver of any privilege that could be asserted under Law (in effect on or after the Closing Date) if such waiver could reasonably be expected to have an adverse effect on Seller or its Affiliates and their respective directors, managers, officers, stockholders, shareholders, members, partners, employees, agents, permitted successors and permitted assigns or (b) any documents created or existing prior to the Closing Date that, if disclosed, would cause a waiver of any privilege that could be asserted under Law (in effect on or after the Closing Date) with respect to the Business or the Company.

7.23 Data Room Documentation. As promptly as practicable, and in any event within five Business Days after the Closing Date, Seller will, at its expense, authorize Stinson LLP to, and request that it, copy to a suitable electronic medium all documents posted to the data room hosted by it as of the Closing Date in the same order and manner as such documents are set forth in such data room and deliver one such copy to Purchaser.

Article VIII
CONDITIONS TO CLOSING

8.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) the Seller Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the Closing Date as though made on the Closing Date, and the other representations and warranties of Seller set forth in Article V (disregarding all Materiality Qualifications) shall be true and correct at and as of the Closing Date as though made on the Closing Date, except for such other representations and warranties of Seller that relate to an earlier date (in which case such other representations and warranties shall be true and correct at and as of such earlier date), except where the failure of such other

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representations and warranties of Seller to be true and correct would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(b) Seller shall have complied in all material respects with all provisions of this Agreement required to be complied with by it on or prior to the Closing Date;

(c) Since the date of this Agreement, there shall not have occurred or be continuing a Material Adverse Effect (other than any Material Adverse Effect as a result of the failure of the satisfaction of the conditions set forth in Section 8.1(d) or Section 8.1(e), or any event giving rise thereto);

(d) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e) approval shall have been granted under MPSC, pursuant to Miss. Code Ann. Section 77-3-23 and RP 8 of the Public Utilities Rules of Practice and Procedure of the MPSC and Public Utilities Staff, and any applicable rules, regulations, and Orders thereunder (without the inclusion of any Burdensome Condition), to (i) sell to Purchaser the Shares that are subject to the jurisdiction of the MPSC and (ii) authorize Purchaser to consolidate the Company’s Mississippi utility operations, systems and assets with Purchaser’s existing regulated utility operations, systems, and assets in Mississippi, including the corporate, operational, financial, and administrative functions thereafter to be performed by or on behalf of Purchaser and subject to the continuing jurisdiction and regulation of the MPSC; provided, however, that approval to consolidate the Company’s tariffs, customer rates and charges into the Purchaser’s tariffs, customer rates and charges at the time of Closing is not a Condition Precedent pursuant to this Section 8.1(e);

(f) Seller shall have delivered to Purchaser at the Closing a stock power (“Stock Power”) substantially in the form attached hereto as Exhibit A, duly executed by Seller and dated the Closing Date, transferring the Shares to Purchaser;

(g) Seller shall have delivered to Purchaser at the Closing a duly executed counterpart to a transition services agreement (the “Transition Services Agreement”) substantially in the form attached hereto as Exhibit B, duly executed by Seller and dated the Closing Date;

(h) Seller shall have delivered to Purchaser the written resignations of all the directors and officers of the Company from their respective positions at the Company;

(i) Seller shall have delivered, or caused to be delivered, to Purchaser at the Closing (i) a duly executed IRS Form W-9 of Seller or (ii) a duly executed and acknowledged affidavit, stating that the Seller (or the first upstream regarded owner of Seller for U.S. federal income tax purposes in the event Seller is classified as a disregarded entity for U.S. federal income tax purposes) is not a “foreign person” as defined in Section 1445 of the Code;

(j) Seller shall have delivered to Purchaser the Payoff Letters in accordance with Section 3.3(a); and

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(k) Seller shall have delivered to Purchaser at the Closing a certificate of Seller, dated the Closing Date, to the effect that the conditions set forth in Sections 8.1(a), 8.1(b) and 8.1(c) have been satisfied.

8.2 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a) the Purchaser Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the Closing Date as though made on the Closing Date, and the other representations and warranties of Purchaser set forth in Article VI (disregarding all Materiality Qualifications) shall be true and correct at and as of the Closing Date as though made on the Closing Date, except for such other representations and warranties that relate to an earlier date (in which case such other representations and warranties shall be true and correct on and as of such earlier date), except where the failure of such other representations and warranties of Purchaser to be true and correct would not reasonably be expected to prevent or materially interfere with Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Purchaser Documents;

(b) Purchaser shall have complied in all material respects with all provisions of this Agreement required to be complied with by it on or prior to the Closing Date;

(c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d) approval shall have been granted under MPSC, pursuant to Miss. Code Ann. Section 77-3-23 and RP 8 of the Public Utilities Rules of Practice and Procedure of the MPSC and Public Utilities Staff, and any applicable rules, regulations, and Orders thereunder, to (i) sell to Purchaser the Shares that are subject to the jurisdiction of the MPSC and (ii) authorize Purchaser to consolidate the Company’s Mississippi utility operations, systems and assets with Purchaser’s existing regulated utility operations, systems, and assets in Mississippi, including the corporate, operational, financial, and administrative functions thereafter to be performed by or on behalf of Purchaser and subject to the continuing jurisdiction and regulation of the MPSC; provided, however, that approval to consolidate the Company’s tariffs, customer rates and charges into the Purchaser’s tariffs, customer rates and charges at the time of Closing is not a Condition Precedent pursuant to this Section 8.2(d);

(e) Purchaser shall have delivered to Seller at the Closing a certificate of Purchaser, dated the Closing Date, to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied;

(f) Purchaser shall have delivered to Seller at the Closing the Stock Power, duly executed by Purchaser;

(g) Purchaser shall have delivered to Seller at the Closing a duly executed counterpart to the Transition Services Agreement, duly executed by the Company; and

(h) Purchaser shall have delivered the Adjusted Purchase Price pursuant to Section 3.2.

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8.3 Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in Sections 8.1 or 8.2, as the case may be, to refuse to consummate the transactions contemplated by this Agreement if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

Article IX
LIMITATIONS ON LIABILITY; WAIVERS

9.1 Waivers of Representations and Warranties and Covenants. None of the representations, warranties, agreements or covenants of the Parties contained in this Agreement shall survive the Closing other than the agreements and covenants of the Parties contained in Sections 3.4, 7.1, 7.3, 7.4, 7.6, 7.7, 7.8, 7.9, 7.10, 7.11, 7.12, 7.13, 7.14(b), 7.14(c), 7.15, 7.16, 7.17, 7.18, 7.20, 7.21, and 7.22 in this Article IX and Article X. After the Closing and except in the case of fraud, there shall be no Liability or obligation on the part of any Party hereto to any other Party, and, except in the case of Intentional Fraud, no Party shall bring any claim of any nature against any other Party in any manner related to this Agreement, any ancillary agreements hereto or the transactions contemplated hereby or thereby, other than for the breach of the agreements or covenants of the Parties contained in Sections 3.4, 7.1, 7.3, 7.4, 7.6, 7.7, 7.8, 7.9, 7.10, 7.11, 7.12, 7.13, 7.14(b), 7.14(c), 7.15, 7.16, 7.17, 7.18, 7.20, 7.21, and 7.22 and in this Article IX and Article X and any claims or Liabilities arising therefrom. Notwithstanding the foregoing, this Section 9.1 shall not limit, or be deemed to limit, any claim or recovery available to Purchaser or any other applicable Person under the R&W Policy.

9.2 Other Limitations and Waivers.

(a) Seller shall be deemed not to have breached any representation or warranty contained in Article V as a consequence of the existence of any fact, circumstance or event that is disclosed on any Schedule to this Agreement, whether or not such Schedule includes a cross-reference to the specific Section containing such representation or warranty or the specific Section containing such representation or warranty includes a reference to such Schedule, so long as the applicability of such disclosure to such representation or warranty is readily apparent.

(b) Notwithstanding anything contained in this Agreement to the contrary, Purchaser, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties contained in Article V (as modified by the Schedules), neither Seller nor any other Person is making any express or implied representation or warranty with respect to Seller, the Company, the Business or the transactions contemplated by this Agreement, and Seller disclaims any representations or warranties, whether made by Seller, the Company, any Affiliate of Seller or the Company or any of their respective Representatives. Purchaser specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Seller has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person.

(c) Notwithstanding anything contained in this Agreement to the contrary, Purchaser, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties contained in Article VI, neither Purchaser nor any other Person is making any express or implied representation or warranty with respect to Purchaser or the transactions contemplated by this Agreement, and Purchaser disclaims any representations or warranties, whether made by Purchaser or any of its Representatives. Seller specifically

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disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Purchaser has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person.

(d) Purchaser, on behalf of itself and its Affiliates, acknowledges that it has conducted to its satisfaction, its own independent investigation of the Company and its properties and assets and the Business and, in making its determination to proceed with the transactions contemplated by this Agreement, has relied solely on the results of its own independent investigation and the representations and warranties set forth in this Agreement.

9.3 Remedies. Notwithstanding anything to the contrary contained in this Agreement and except in the case of Intentional Fraud, (a) no Representative or Affiliate of Seller (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in Seller) shall have any liability to Purchaser or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Seller in this Agreement or in any certificate delivered by Seller pursuant to Section 8.1, and (b) no Representative or Affiliate of Purchaser (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in Purchaser) shall have any liability to Seller or any other Person as a result of the breach of any representation, warranty, covenant or agreement of Purchaser in this Agreement or in any certificate delivered by Purchaser pursuant to Section 8.2.

9.4 Release.

(a) Effective as of the Closing, except in the case of Intentional Fraud or as set forth in Section 9.4(c), Purchaser, on behalf of itself, each of its Affiliates (including the Company) and each of its and their respective past, present or future general or limited partners, management companies, members, stockholders, equity holders, controlling Persons or Affiliates, or any successor or assign of any of the foregoing (each, a “Purchaser Releasing Party”), hereby irrevocably and unconditionally releases and forever discharges Seller and its Affiliates (excluding the Company), and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other Representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (each, a “Seller Released Party”) of and from any and all actions, causes of action, suits, Legal Proceedings, executions, judgments, duties, Liabilities, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in Law or in equity (whether based upon contract, tort or otherwise), that the Purchaser Releasing Parties may have against each of the Seller Released Parties, now or in the future, in each case in respect of (i) any cause, matter or thing relating to the Business or the Company or (ii) any actions taken or failed to be taken by any of the Seller Released Parties in any capacity and any other events, conditions, facts or circumstances related to or arising from the Business or the Company, in each case of the foregoing clauses (i) and (ii), occurring or arising at or prior to the Closing (the foregoing, the “Purchaser Released Claims”). Without limitation of the foregoing, Purchaser, on behalf of itself and the other Purchaser Releasing Parties, covenants and agrees that it shall not bring, initiate or support, directly or indirectly, or permit any other Person to bring, initiate or support, directly or indirectly, any Purchaser Released Claim.

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(b) Effective as of the Closing, except in the case of Intentional Fraud or as set forth in Section 9.4(c), Seller, on behalf of itself, each of its Affiliates and each of its and their respective past, present or future general or limited partners, management companies, members, stockholders, equity holders, controlling Persons or Affiliates, or any successor or assign of any of the foregoing (each, a “Seller Releasing Party”), hereby irrevocably and unconditionally releases and forever discharges Purchaser and its Affiliates, and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other Representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (each, a “Purchaser Released Party”) of and from any and all actions, causes of action, suits, Legal Proceedings, executions, judgments, duties, Liabilities, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in Law or in equity (whether based upon contract, tort or otherwise), that the Seller Releasing Parties may have against each of the Purchaser Released Parties, now or in the future, in each case in respect of (i) any cause, matter or thing relating to the Business or the Company or (ii) any actions taken or failed to be taken by any of the Purchaser Released Parties in any capacity and any other events, conditions, facts or circumstances related to or arising from the Business or the Company, in each case of the foregoing clauses (i) and (ii), occurring or arising at or prior to the Closing (the foregoing, the “Seller Released Claims”). Without limitation of the foregoing, Seller, on behalf of itself and the other Seller Releasing Parties, covenants and agrees that it shall not bring, initiate or support, directly or indirectly, or permit any other Person to bring, initiate or support, directly or indirectly, any Seller Released Claim.

(c) Notwithstanding anything to the contrary in this Section 9.4, in no event shall the foregoing release, waive, remise, acquit, discharge or otherwise affect the rights or obligations of any Person under this Agreement or any other agreement entered into pursuant hereto, or any enforcement thereof.

Article X
MISCELLANEOUS

10.1 Payment of Transfer Taxes. All transfer, sales, use, intangible, recordation, registration, documentary, stamp or similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest (collectively, the “Transfer Taxes”)), of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by Purchaser. Seller and Purchaser shall reasonably cooperate in minimizing any such Transfer Taxes, and reasonably cooperate in the filing of all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

10.2 Expenses. Except as otherwise provided in this Agreement (and regardless of whether the Closing occurs), each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement and document contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

10.3 Forum; Consent to Service of Process; Waiver of Jury Trial.

(a) Seller and Purchaser agree that the appropriate, exclusive and convenient forum (the “Forum”) for any disputes (whether at law or in equity and whether in

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tort, contract or otherwise) arising out of or related to this Agreement or the transactions contemplated hereby shall be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware or, in the event such federal district court lacks subject matter jurisdiction, then in the Superior Court in the City of Wilmington, New Castle County, Delaware. Each of Purchaser and Seller irrevocably submits to the jurisdiction of such courts, and any appellate court from any thereof, solely in respect of any disputes arising out of or related to this Agreement or the transactions contemplated hereby. Purchaser and Seller further agree that the Parties shall not bring a Legal Proceeding with respect to any disputes arising out of or related to this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of a judgment in any other jurisdiction. Purchaser and Seller further agree, to the extent permitted by Law, that a final nonappealable Order against a Party in any Legal Proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, with a certified or exemplified copy of such Order being conclusive evidence of the fact and amount of such judgment.

(b) To the extent that a Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in Section 10.3(a).

(c) Each of Seller and Purchaser hereby consents to process being served on such Party in any Legal Proceeding contemplated by this Section 10.3 by delivery of a copy thereof in accordance with the provisions of Section 10.6 or in any other matter permitted by law or at equity.

(d) THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY DISPUTES (whether at law or IN equity and whether in tort, contract or otherwise) BETWEEN THE PARTIES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.4 Entire Agreement; Amendments and Waivers. This Agreement (including the Exhibits and Schedules hereto), any ancillary agreements hereto and the Confidentiality Agreement represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. This Agreement can be supplemented or amended, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such supplement, amendment, or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of a Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of a Party to exercise, and no delay by a Party in exercising, any right, power or remedy hereunder shall

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operate as a waiver thereof by such Party, nor shall any single or partial exercise of such right, power or remedy by a Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy by such Party.

10.5 Governing Law. The provisions of this Agreement, all of the agreements and documents delivered pursuant hereto, their execution, performance or nonperformance, interpretation, construction and all matters based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action (whether at law or in equity and whether in tort, contract or otherwise) based upon, arising out of or related to any representation or warranty contained in or made in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by the Laws, both procedural and substantive, of the State of Delaware without regard to its conflict of laws provisions that if applied might require the application of the Laws of another jurisdiction and without regard to any borrowing statute that would result in the application of the statute of limitation of any other jurisdiction. This Agreement is entered into in express reliance by the Parties on Section 2708 of Title 6 of the Delaware Code.

10.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) one Business Day after the day sent by overnight courier, or (c) when sent by electronic mail transmission (without “bounce back” or other similar error message), in each case to the following physical and electronic mail addresses (or to such other physical and electronic mail address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Seller, to:

Spire EnergySouth Inc.
700 Market Street
St. Louis, Missouri 63101
Attention: Matt Aplington, Chief Legal Officer
Email: matt.aplington@spireenergy.com

with a copy to (which shall not constitute notice):

Stinson LLP
1201 Walnut Street, Suite 2900 Kansas City, Missouri 64106
Attn: Jack Bowling; Jenna Hueneger
Email: jack.bowling@stinson.com; jenna.hueneger@stinson.com

If to Purchaser, to:

Delta Mississippi Gas Company, LLC
201 St. Charles Ave
New Orleans, Louisiana
Attn: Timothy Poche; Ryan King; Taryn Brown
Email: tim.poche@deltautilies.com; ryan.king@deltautilities.com; taryn.brown@deltautilities.com with a copy to (which shall not constitute notice):

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Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attn: William J. Benitez, P.C.; Daniel Cadis
Email: wbenitez@kirkland.com; daniel.cadis@kirkland.com

10.7 Severability. Whenever possible, if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to supplement or amend this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person other than the Parties, except as contemplated by Sections 7.1, 7.8, 10.10 and 10.12 and Article IX. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other Party and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the Parties of any such obligations. Upon any such permitted assignment, the references in this Agreement to the assigning Party shall also apply to any such assignee unless the context otherwise requires.

10.9 Specific Performance. Each Party acknowledges and agrees that the subject matter of this Agreement is unique, that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at Law would not be adequate to compensate any Party. Accordingly, each Party agrees that the other Party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement (including to enforce the obligations of the Parties to consummate the transactions contemplated by this Agreement pursuant to this Agreement) in addition to any other remedy to which they may be entitled (without any requirement that any Party provide any bond or other security). Each Party waives any defense that a remedy at Law is adequate and any requirement to post bond or provide similar security in connection with Legal Proceedings instituted for injunctive relief or specific performance of this Agreement.

10.10 Non-Recourse. Notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, this Agreement may only be enforced against, and any claims or causes of action based upon, arising out of or related to this Agreement or such other Transaction Document, or the negotiation, execution or performance of this Agreement or such other Transaction Document or the transactions contemplated hereby, may only be made against, the Persons that are expressly named parties hereto or thereto, and then solely with respect to such party. Except to the extent a named party to this Agreement or the other Transaction Documents (and then solely to the extent of the specific obligations undertaken by such named party in this Agreement or such Transaction Document, and not otherwise), no

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past, present or future director, officer, employee, manager, incorporator, member, stockholder, partner, equityholder, agent, attorney, Affiliate or Representative of Seller, or any of their respective Affiliates or Representatives (each, a “Non-Party Affiliate”), shall have any liability (whether in contract or in tort or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any Liabilities of Seller under this Agreement. Purchaser waives and releases all such Liabilities against each Non-Party Affiliate, and each Non-Party Affiliate is expressly intended as a third-party beneficiary of this provision of the Agreement. For the avoidance of doubt, nothing in this Agreement shall limit the recourse of Purchaser or any of its Affiliates in respect of Intentional Fraud.

10.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument. Signatures transmitted by electronic mail will be deemed originals for purposes of this Agreement.

10.12 Waiver of Conflicts; Transaction Privilege.

(a) Purchaser hereby acknowledges and agrees that Stinson LLP and in-house counsel of Seller (the “Seller Legal Counsel”) have represented Seller and certain of its Affiliates (including the Company) in connection with various matters, including the negotiation, preparation, execution and delivery of this Agreement, and that Seller and its Affiliates (other than the Company) (each a “Seller Group Member” and collectively, the “Seller Group Members”) have a reasonable expectation that, after the Closing, the Seller Legal Counsel will represent them in connection with various matters, including any claim or Legal Proceeding involving any Seller Group Member (excluding, for the avoidance of doubt, the Company), on the one hand, and Purchaser or any of its Affiliates (each a “Purchaser Group Member” and collectively the “Purchaser Group Members”), on the other hand, arising out of or related to this Agreement or the transactions contemplated hereby.

(b) Purchaser, on its own behalf and on behalf of the other Purchaser Group Members, hereby expressly waives and agrees not to assert any conflict of interest that may arise or be deemed to arise under applicable Law or standard of professional responsibility if, after the Closing, the Seller Legal Counsel represent the Seller Group Members or any of them in connection with any Legal Proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

(c) In addition, each of the Parties irrevocably acknowledges and agrees that, from and after the Closing, any attorney-client privilege arising from communications (whether relating to this Agreement or otherwise) prior to the Closing between any one or more Representatives of the Company, on the one hand, and the Seller Legal Counsel, on the other hand, shall be excluded from the property, rights, privileges, powers, franchises and other interests held by the Company under applicable Law, that such attorney-client privilege shall be deemed held solely by Seller, and that no Purchaser Group Member shall have any right to assert, waive or otherwise alter any such attorney-client privilege at any time after the Closing. All communications (whether relating to this Agreement or otherwise) involving attorney-client confidences between the Seller Group Members and the Company, on the one hand, and the Seller Legal Counsel, on the other hand, shall be deemed to be attorney-client confidences that belong solely to Seller for the benefit and on behalf of the Seller Group Members (and not the Company or Purchaser Group Members). Accordingly, the Company and the Purchaser Group Members shall not have access to any such communications or to the files of the Seller Legal Counsel relating to such engagement. Further, to the extent that files of the Seller Legal

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Counsel in respect of such engagement constitute property of the client, only Seller for the benefit and on behalf of the Seller Group Members (and not the Purchaser Group Members) shall hold such property rights and the Seller Legal Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Purchaser Group Members by reason of any attorney-client relationship between the Seller Legal Counsel and the Company.

(d) Purchaser hereby agrees that it shall cause any other Purchaser Group Member to execute any document or instrument reasonably requested from time to time by Seller in order to evidence or effectuate the intentions of the Parties reflected in this Section 10.12.

(e) This Section 10.12 is for the benefit of the Seller Group Members and the Seller Legal Counsel and such Persons are intended third party beneficiaries of this Section 10.12. This Section 10.12 shall be irrevocable, and no term of this Section 10.12 may be amended or waived without the prior written consent of Seller (which shall not be unreasonably withheld).

[The Remainder of This Page Is Intentionally Left Blank.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

DELTA MISSISSIPPI GAS COMPANY, LLC, a Delaware limited liability company

By: /s/ Timothy J. Poche
Name: Timothy J. Poche
Title: Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

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SPIRE ENERGYSOUTH INC., a Delaware corporation

By: /s/ Steve Greenley
Name: Steve Greenley
Title: Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

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